Filed Pursuant to Rule 424(b)(3)

Registration No. 333-250045

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated July 26, 2021)

Lordstown Motors Corp.

Up to 121,521,293 Shares of Class A Common Stock

Up to 2,306,418 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 2,306,418 Warrants

This prospectus supplement supplements the prospectus dated July 26, 2021 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-l (No. 333-250045). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in each of our Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 10, 2021 (each a “Current Report”). Accordingly, we have attached the Current Reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 2,306,418 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), that are issuable upon the exercise of 2,306,418 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of DiamondPeak Holdings Corp. (“DiamondPeak”). We will receive the proceeds from any exercise of any Private Placement Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 121,521,293 shares of Class A common stock (including up to 1,220,230 shares of Class A common stock that have been issued and up to 2,306,418 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and up to 1,649,489 shares of Class A common stock that may be issued upon exercise of BGL Warrants (as defined in the Prospectus)) and (ii) up to 2,306,418 Private Placement Warrants. We will not receive any proceeds from the sale of any shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this Prospectus and this prospectus supplement.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may sell the shares of Class A common stock and Private Placement Warrants covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE.” On November 10, 2021, the closing price of our Class A common stock was $5.56 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 12, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2021

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices and Zip Code)

(234) 285-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2021, Lordstown Motors Corp. (the “Company”) announced that its Board of Directors appointed Edward T. Hightower as the Company’s new President effective November 29, 2021.

Mr. Hightower, age 56, has served as the Managing director of Motoring Ventures LLC, a global investment and consulting firm for automotive and manufacturing businesses that Mr. Hightower founded, since 2016. At Motoring Ventures, Mr. Hightower has advised vehicle and other manufacturing companies including the Company on operations, product launches, production, supply chain issues, mergers and acquisitions and a range of other matters. From 2013 to 2016, Mr. Hightower served as Vehicle Line Executive / Executive Chief Engineer - Global Crossovers for General Motors Company. Mr. Hightower has also served in related roles at Ford Motor Company and BMW of North America, Inc. and has more than 30 years of experience in his field. He earned a Bachelor of Science degree in general engineering from the University of Illinois at Urbana-Champaign and a Master of Business Administration from the University of Michigan.

Mr. Hightower and the Company entered into an employment agreement on November 9, 2021, (the “Employment Agreement”) pursuant to which Mr. Hightower will receive an annual salary of $625,000 and an annual bonus with a target equal to 100% of his annual salary, based on Company and individual performance and subject to the discretion of the Board of Directors or an appropriate committee thereof.

Under the Employment Agreement, if Mr. Hightower’s employment is terminated “upon a change of control” or by the Company other than for “cause” or if Mr. Hightower resigns for “good reason,” Mr. Hightower is entitled to receive, subject to his execution and non-revocation of a general release and separation agreement, an amount equal to eight months of base salary plus $25,000, payable in installments over 12 months following such termination or resignation, as well as accelerated vesting of all outstanding and unvested equity awards. In addition, if Mr. Hightower’s employment is terminated for any reason other than by the Company with “cause” or Mr. Hightower’s resignation without “good reason,” Mr. Hightower is entitled to receive any actual bonus earned but unpaid as of the date of termination and a prorated target bonus for the year of termination. Pursuant to his Employment Agreement, Mr. Hightower is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during his employment and for the six-month period following any termination of employment.

Mr. Hightower received an equity award on the date of the Employment Agreement consisting of 500,000 stock options with an exercise price of $5.69 and 500,000 restricted stock units, in each case granted under the Company’s 2020 Equity Incentive Plan, which will vest over three years on each of the first, second and third anniversary of the grant date, subject to Mr. Hightower’s continued employment through each vesting date. The Company will also pay Mr. Hightower by January 15, 2022, a one-time lump sum cash signing bonus of $50,000, which must be returned to the Company if Mr. Hightower’s employment is terminated before November 29, 2022 either by the Company for “cause” or by him without “good reason.”

Mr. Hightower will replace President Rich Schmidt, who resigned from the Company on November 4, 2021 to take effect on December 4, 2021.

In connection with Mr. Hightower’s appointment as President, the Company’s Chief Executive Officer, Daniel Ninivaggi, voluntarily agreed to a reduction in annual base salary from $750,000 to $675,000, effective November 29, 2021 as reflected in an amendment entered into by Mr. Ninivaggi and the Company on November 9, 2021 to Mr. Ninivaggi’s Employment Agreement dated August 26, 2021 (the “Amendment”).

Additionally, on November 8, 2021, the Board approved a change to Jane Ritson-Parsons’s role from Chief Operating Officer to Executive Vice President – Chief Commercial Officer and appointed Shea Burns to serve as the Company’s Senior Vice President – Operations, effective immediately. Mr. Burns previously had been advising the Company as a consultant and will serve in this new role under a consulting arrangement.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement and the Amendment, a copy of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

A copy of the press release the Company issued regarding these appointments is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Employment Agreement, dated as of November 9, 2021, between Lordstown Motors Corp. and Edward T. Hightower
10.2	Amendment to Employment Agreement, dated as of November 9, 2021, between Lordstown Motors Corp. and Daniel Ninivaggi
99.1	Press Release issued by Lordstown Motors Corp., dated November 10, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

Date: November 10, 2021	By:	/s/ Thomas V. Canepa
Thomas V. Canepa
General Counsel and Corporate Secretary

Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of November 9, 2021 (the “Effective Date”), is by and between Lordstown Motors Corp., a Delaware corporation (“Company”), and Edward T. Hightower (“Executive”). Certain capitalized terms shall have the meaning given to them in Section 7 below.

WHEREAS, Company and Executive desire to enter into an employment agreement on the terms and conditions set forth herein;

WHEREAS, Company considers Executive a “key executive” and agrees to provide Executive the significant consideration described in this Agreement as and for Company’s retention of Executive; and

WHEREAS, Company and Executive desire to enter into this Agreement as of the Effective Date and this Agreement shall supersede all prior employment terms and conditions, whether or not in writing.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.                  Employment Period. Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Executive as of the date hereof and as the President (“President”) of Company during the Employment Period, and Executive hereby agrees to be employed by Company and provide services for and on behalf of Company during the Employment Period subject to and in accordance with this Agreement. The period from November 29, 2021 until the Termination Date shall be referred to as the “Employment Period.”

2.                  Duties. Executive agrees that, during the Employment Period, Executive will serve Company diligently and in good faith and will, subject to the exceptions below, devote his full business time, energies and talents to serving as the President of Company, subject to and at the direction of the Company’s Chief Executive Officer (the “CEO”). Executive shall: (a) have such duties and responsibilities commensurate with his position as President and as may be reasonably assigned to Executive from time to time by the CEO; (b) perform all lawful duties assigned to Executive in good faith, subject to the reasonable direction of the CEO; and (c) act in accordance with written Company policies as may be in effect from time to time. Notwithstanding the foregoing, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations); provided such activities do not inhibit, prohibit, interfere with or breach any of Executive’s duties under this Agreement or common law, or otherwise conflict in any material way with the Company Business.

3.                  Compensation and Benefits. Subject to the terms and conditions of this Agreement, Company shall pay Executive, and Executive agrees to accept from Company, as compensation in full for his services to be performed hereunder and for the faithful performance and observance of all of his obligations to Company hereunder, the following annual salary and other compensation during the Employment Period:

(a)               Base Salary. Company shall pay to Executive a base salary in the amount of $625,000 per annum (the “Annual Base Salary”), payable in equal periodic installments less all customary payroll deductions (with such annual salary for any part of a month to be paid on a pro- rated basis), in accordance with customary policies and normal payroll practices of Company. During the Employment Period, Annual Base Salary shall be subject to increase, but shall not be materially decreased. Once increased, such increased Annual Base Salary shall mean Annual Base Salary for purposes of this Agreement.

(b)               Annual Bonus. Executive shall be eligible to receive an annual bonus for each fiscal year during the Employment Period at a target equal to 100% of Annual Base Salary (“Annual Bonus”), based on Company and individual performance and subject to the discretion of the Company’s board of directors (the “Board of Directors”) or a committee thereof. Any Annual Bonus earned will be paid to Executive no later than March 15 of the year following the year in which it is earned.

(c)               Benefits. From the Effective Date and during the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate in all executive plans and programs as in effect from time to time, generally available to other executives of Company and subject to the terms and conditions thereof, including a 401(k) Plan, medical and dental, and disability benefits. Executive’s rights to participation and benefits under any employee benefit plans or compensation arrangements shall be governed by the terms of such plans and arrangements. Notwithstanding the foregoing, Company shall be permitted to amend, add to or eliminate the benefit plans at any time and at Company’s sole discretion.

(d)               Vacation. Executive shall be entitled to vacation time consistent with Company’s established programs and policies as may be in effect during the Employment Period; provided that Executive shall be entitled to four weeks of vacation per year (which, if not used in a fiscal year, will not be carried to the next fiscal year).

(e)               Expense Reimbursement. Executive shall be reimbursed by Company, on terms and conditions that are substantially similar to those that apply to other similarly situated executives of Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are actually incurred by Executive in connection with the Company Business (including without limitation travel expenses to the Company’s California and Ohio facilities), provided that Executive complies with the policies, practices and procedures of Company for incurring expenses and submitting expense reports, receipts, or similar documentation of any such expenses.

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(f)                Equity Awards. In connection with the commencement of Executive’s employment with the Company, on the Effective Date, Executive will be granted an award of (i) 500,000 incentive stock options with an exercise price of $5.69 per share pursuant to the 2020 Incentive Plan, and (ii) 500,000 restricted stock units pursuant to the 2020 Incentive Plan, subject to the terms and conditions set forth in the 2020 Incentive Plan and the award agreements between Company and Executive (such awards in clauses (i) and (ii) collectively, the “Initial Equity Awards”). The Initial Equity Awards will vest ratably in equal installments on each of the first, second and third annual anniversaries of the grant date (which is the same as the Effective Date), subject to Executive’s continued employment with the Company through each such vesting date, except as provided in Section 4(e) of this Agreement. Company intends to make annual equity compensation awards and Executive will be eligible for annual equity awards based on Executive’s seniority. It is expected that Executive will receive equity awards in each of 2022 and 2023 that are equivalent in value to the Initial Equity Awards, subject to Executive’s and Company’s performance. All stock options granted by Company to Executive shall permit Executive to exercise vested options for up to six months following termination of employment for any reason other than Cause (but in no event later than the full option term); provided, however, that incentive stock options shall be exercisable for up to three (3) months after the Termination Date to the extent required to maintain incentive stock option status under Section 422 of the Code.

(g)               Signing Bonus. No later than January 15, 2022, the Company will pay Executive a one-time lump sum cash payment in the amount of $50,000; provided, however, that Executive shall repay such amount to the Company if the Executive is terminated by the Company for Cause or the Executive terminates employment without Good Reason prior to November 29, 2022.

(h)               Indemnification; D&O coverage. At all times, during the Employment Period, (i) Executive shall be eligible for indemnification (including the advancement of attorneys’ fees) pursuant to the Company’s bylaws to the fullest extent of the law, and (ii) Executive shall be covered by Company’s directors’ and officers’ insurance policy (the “D&O Insurance Policy”) with Side A and Side B limits not less than in effect on the Effective Date, if available on commercially reasonable terms.

4.                  Term and Termination.

(a)               Term. The term of Executive’s employment hereunder shall commence on the Effective Date and continue until terminated. The effective date of any termination hereunder shall be referred to as the “Termination Date”.

(b)               Termination. Executive’s employment hereunder may be terminated on the following terms and conditions:

(i)                 by Company for Cause, effective upon written notice from Company to Executive, following the expiration, without cure, of any applicable cure period;

(ii)           by Company for any reason other than for Cause, effective 30 days following written notice from Company to Executive, provided that Company may place Executive on paid leave during any portion of such 30 day period;

(iii)             by Executive for Good Reason as defined herein and subject to the notification requirements set forth therein;

(iv)             by Executive for any reason other than Good Reason, effective 30 days following written notice from Executive to Company or any earlier date as may be determined by Company in its sole discretion, provided that Company may place Executive on paid leave during any portion of such period; or

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(v)               by Change of Control as defined herein.

(c)               Death/Disability. This Agreement and Executive’s employment hereunder shall terminate immediately and automatically by reason of Executive’s death or Disability and Executive (or his estate) shall receive all vested equity awards and pro rata vesting of unvested equity awards (based on the number of full or partial months served from the most recent vesting event to Executive’s Termination Date). In the event Executive’s employment with Company terminates, for any reason whatsoever, including death or Disability, Executive (or his estate) shall be entitled to the Minimum Payments defined herein.

(d)               Severance Benefits.

(i)                 In the event of a Termination Upon Change of Control, or if Company terminates Executive’s employment other than for Cause or Executive resigns for Good Reason, Executive shall be entitled to receive an amount equal to the sum of eight (8) months of Executive’s Annual Base Salary and $25,000 (“Severance Payment”), which shall be paid according to the following schedule (subject to Section 4(d)(iv)): (a) a lump sum payment equal to one-half of the Severance Payment shall be paid to Executive on the first payroll date after the lapse of sixty (60) days after his Termination Date, and (b) one-fourth of the balance of the Severance Payment shall be paid on each of the three-month, six-month, nine-month and 12 month anniversaries of the Termination Date (or the next business day thereafter for any payment date that falls on a weekend or holiday) (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise apply to the Severance Payment, it instead shall be paid at such time as permitted by Section 409A of the Code. In addition to the foregoing Severance Payment, in the event of Executive’s termination for any reason other than (i) Cause or (ii) Executive’s resignation without Good Reason, Executive shall be entitled to receive, within ten (10) days following his Termination Date, a lump sum payment equal to 100% of (a) any actual Annual Bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such Annual Bonus have been satisfied (excluding any requirement to be in employment with Company as of a given date which is after the Termination Date) that is unpaid as of the Termination Date; and (b) the target Annual Bonus then in effect for Executive for the year in which his Termination Date occurs, such payment to be prorated to reflect the full number of months Executive remained in the employ of Company; provided, however, that if Section 409A of the Code would otherwise apply to such bonus payments, they instead shall be paid at such time as permitted by Section 409A of the Code. To illustrate, if Executive’s target bonus at 100% equals $120,000 for the calendar year and Executive is terminated on October 15th, then the foregoing payment shall equal $100,000 (i.e., ten (10) months’ prorated bonus at one hundred percent (100%) with October counting as a full month worked).

(ii)              [RESERVED]

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(iii)            Notwithstanding anything in this Agreement to the contrary, payments to be made upon a termination of employment under this Agreement will be made upon a “separation from service” within the meaning of Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. To the maximum extent permissible payments under this Agreement shall be treated as exempt from Section 409A including without limitation, pursuant to the exception for short-term deferrals, and pursuant to the exception for payments related to involuntary separations from service, among any other exceptions currently in effect or hereinafter promulgated.

(iv)             Executive shall forfeit all rights to payment of the severance benefits pursuant to this Section 4(d) or otherwise unless he signs and delivers an effective and irrevocable general release and separation agreement, in form and substance reasonably acceptable to Company within sixty (60) days after Executive’s Termination Date. Notwithstanding anything to the contrary contained herein, no severance benefits will be due and payable until Executive executes and delivers such general release and separation agreement and it is not subject to revocation, if applicable.

(e)               Equity Compensation Acceleration. If Company terminates Executive’s employment other than for Cause or Executive resigns for Good Reason, then subject to Section 4(d)(iv), the vesting and exercisability of the Initial Equity Awards and all then outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to Executive under any equity incentive plan adopted by the Board of Directors (collectively, the “Company Plans”) shall be accelerated as to 100% of the shares subject to any such equity awards granted to Executive. Upon any vesting of restricted stock units, the Company shall withhold from the shares delivered to Executive a sufficient number of shares to allow the Company to remit on Executive’s behalf state and federal taxes calculated at the highest marginal tax rate.

(f)                [RESERVED]

(g)               Indemnification. In connection with Executive’s termination from Company, regardless of the reason, (a) Company shall continue to indemnify Executive against all claims related to actions arising prior to the termination of Executive’s employment to the fullest extent permitted by law (including without limitation advancement of attorneys’ fees), and (b) Company or its successor shall continue to provide coverage under a D&O Insurance Policy for not less than 36 months following such termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to such termination.

(h)               Termination from all Positions; Rights and Payments Upon Termination. In connection with Executive’s termination from Company, regardless of the reason, (1) Executive agrees that, effective as of the Termination Date, Executive shall resign and be terminated from all positions Executive holds as a director, officer or employee of Company or any Subsidiary or Affiliate thereof and shall execute any necessary documentation to properly effectuate such termination and (2) Executive shall be entitled to the Minimum Payments, in addition to any payments or benefits to which Executive may be entitled under the express terms of any executive benefit plan or as required by law. Any payments to be made to Executive pursuant to this Section 4 shall be made in accordance with Company’s customary policies and normal payroll practices.

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5.                  Restrictive Covenants.

(a)             Confidential Information. Executive recognizes and acknowledges that he may receive certain confidential and proprietary information and trade secrets of Company, its Affiliates and Subsidiaries, including (i) internal business information (including, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Company, its Affiliates and Subsidiaries and their respective confidential information; (iii) industry research compiled by, or on behalf of Company and its Affiliates and Subsidiaries, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Company and its Affiliates and Subsidiaries; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) computer software documentation, data and data bases and updates of any of the foregoing; (collectively, “Confidential Information”). Executive will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of Company or its Affiliates and Subsidiaries and as otherwise may be proper in the course of performing Executive’s obligations under this Agreement or (ii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that, unless otherwise prohibited by law, rule or regulation, Executive shall provide to the Board of Directors prompt notice of any such disclosure. For purposes of this Section 5(a), Confidential Information does not include any information that is or becomes generally known to the other participants in the industry in which Company and its Subsidiaries operate other than as a result of any breach of nondisclosure by any Person. The limitations in this Section 5(a) are in addition to, and not in lieu of, any other restrictions that Executive may be bound by (whether by contract or otherwise), including Company’s Proprietary Information and Inventions Agreement.

Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

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(b)               Documents and Property. All records, files, documents and other materials or copies thereof relating to the Company Business, which Executive shall prepare, receive, or use shall be and remain the sole property of Company, shall not be used by Executive in any manner that would be adverse to Company’s interests, and, other than in connection with the performance by Executive of his duties hereunder, shall not be removed from the premises of Company or any Subsidiary without Company’s prior written consent, and shall be promptly returned to Company upon Executive’s termination of employment hereunder for any reason whatsoever, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(c)               Non-Competition/Non-Solicitation. From the Effective Date and during the Employment Period and for a six (6) month period thereafter (the “Restricted Period”), Executive will not, directly or indirectly, individually or as a shareholder, director, manager, member, officer, employee, agent, consultant or advisor of any Person: (i) acquire or hold any economic or financial interest in, act as a partner, member, shareholder, consultant, employee or representative of, render services to, or otherwise operate, engage in or hold an interest in any Person that engages in, or engages in the management or operation of any Person that engages in any business that competes with the Company Business; (ii) solicit orders from or seek or propose to do business with any customer or supplier of the business relating to the Company Business; or (iii) influence or attempt to influence any customer, supplier, employee, contractor, representative or advisor of the Company Business to curtail, terminate or refrain from maintaining its, his or her relationship with Company or any of its Subsidiaries; provided, however, that the ownership of less than 1% of the voting stock of any publicly held corporation shall not be a violation of this Agreement.

(d)               Non-Disparagement. During and after Executive’s employment with Company, neither Company nor Executive will make any adverse or derogatory statements, remarks or comments, oral or written, directly or indirectly, to any individual or entity about or with reference to or with respect to Executive or Company, or any of its executives, officers, managers, members, directors or agents. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)               Remedies for Breach of Covenants. Executive acknowledges and expressly agrees that the covenants contained in this Section 5 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that, in light of his position with Company and access to Confidential Information from the Effective Date and during the Employment Period, the restrictions contained in this Section 5 are reasonable and necessary for the protection of the legitimate business interests of Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to Company and such interests, and that such restrictions were a material inducement to Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, Company, in addition to and not in limitation of, any other rights, remedies or damages available to Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief, to prevent or restrain any such violation by Executive and any and all Persons directly or indirectly acting for or with him, as the case may be.

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6.                  Inventions and Innovations. Executive acknowledges and agrees that he is separately bound by the Proprietary Information and Invention Agreement with Company. In addition, and notwithstanding anything to the contrary in the Proprietary Information and Invention Agreement, Executive acknowledges and agrees that all right, title and interest in and to any past, present and future inventions, business applications, know-how, customer lists, trade secrets, innovations, methods, designs, ideas, improvements, copyrights, patents, domain names, trademarks, trade dress and other intellectual property which Executive personally develops or creates in whole or in part at any time and at any place during his employment with Company, and which is, directly or indirectly, related to or usable in connection with, the business activities of Company (all items set forth above are hereafter collectively referred to as the “Inventions and Innovations”), shall be and remain forever the sole and exclusive property of Company, and Executive thus automatically assigns and agrees to assign any such right, title and interest in his possession, or that he acquires, to Company. In this regard, Executive acknowledges and agrees that any Inventions and Innovations embodying copyrightable subject matter are “works made for hire,” and Executive automatically assigns and agrees to assign all right, title and interest to Company in the same if such Inventions and Innovations are not “works made for hire.” Executive agrees to promptly reveal all information relating to the Inventions and Innovations to Company and cooperate with Company to execute such documents as may be necessary to establish ownership and protection in Company’s name for the Inventions and Innovations. Notwithstanding the foregoing, Inventions and Innovations shall not include any publicly available information or any information that was developed by Executive on his own time with his own tools and/or materials and without the resources of Company or any Subsidiary thereof.

7.                  Definitions. As used throughout this Agreement, all of the terms defined in this Section 7 shall have the meanings given below.

“2020 Incentive Plan” shall mean the Company’s 2020 Equity Incentive Plan.

“Affiliate” shall mean each individual, company, corporation, partnership, limited liability company, joint venture or other business entity, which is, directly or indirectly, controlled by, controls, or is under common control with, Company, where “control” means (i) the ownership of a majority of the voting securities or other voting interests or other equity interests of any company, corporation, partnership, limited liability company, joint venture or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such company, corporation, partnership, limited liability company, joint venture or other business entity.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Base Salary” shall have the meaning set forth in Section 3(a).

“Board of Directors” shall have the meaning set forth in Section 3(b).

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“Cause” shall mean the Board of Directors’ determination in good faith that Executive has:

(i)       disregarded or refused to substantially perform his duties and obligations to Company as required by this Agreement and the Board of Directors (other than any such failure resulting from his Disability or Executive’s termination of his employment with Company for any reason);

(ii)       breached a fiduciary responsibility to Company in any material respect;

(iii)       commission of an act of fraud, embezzlement or other misappropriation of funds;

(iv)       breached any confidentiality or proprietary information agreement in any material respect between Executive and Company;

(v)       acted with gross negligence or willful misconduct when undertaking Executive’s duties;

(vi)       breached this Agreement;

(vii)       Executive’s excessive and unreasonable absences from Executive’s duties for any reason (other than authorized leave or leave required by law or as a result of Executive’s Disability); or

(viii)       Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, (A) a felony, (B) a misdemeanor (other than traffic or motor vehicle violations), or (C) any other act, omission or event that, in any such case, has caused or is likely to cause economic harm to Company or any of its Subsidiaries or the image, reputation and/or goodwill of Company or its Subsidiaries or that Company in good faith believes is reasonably likely to cause material harm to the image, reputation and/or goodwill of Company or its Subsidiaries, their respective products, services and/or trade/service marks;

Notwithstanding the foregoing, prior to Company’s termination of Executive for Cause above, Company shall give Executive written notice specifying in reasonable detail the existence of any condition and Executive shall have 30 days from the date of Executive’s receipt of such notice in which to cure the condition giving rise to Cause (if curable).

“CEO” shall have the meaning set forth in Section 2.

“Change of Control” means:

(i)       one Person (or more than one Person acting as a group) acquires ownership of stock of Company that, together with the stock held by such person or group, constitutes more than 35% of the total fair market value or total voting power of the stock of Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of Company’s stock and acquires additional stock;

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(ii)       a majority of the members of the Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election; or

(iii)       one Person (or more than one person acting as a group), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Company immediately before such acquisition(s).

A transaction shall not constitute a Change in Control if: (a) its sole purpose is to change the state of Company’s incorporation; or (b) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Company’s securities immediately before such transaction.

“Code” shall have the meaning set forth in Section 4(d).

“Company” shall have the meaning set forth in the preamble.

“Company Business” shall mean the business of developing, designing and manufacturing battery-electric vehicles under 10,001 GVW for the United States market.

“Confidential Information” shall have the meaning set forth in Section 5(a).

“D&O Insurance Policy” shall have the meaning set forth in Section 3(h).

“Disability” shall mean that Executive is unable to effectively perform the essential functions of his job by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for not less than 90 consecutive days or 125 non-consecutive days, in either case during any 12-month period (unless a longer period is required under applicable law, then during such longer period), and in any case as determined in good faith by an independent doctor selected in good faith by the Board of Directors and mutually acceptable to Executive.

“Effective Date” shall have the meaning set forth in the preamble.

“Executive” shall have the meaning set forth in the preamble.

“Employment Period” shall have the meaning set forth in Section 1.

“Good Reason” is defined as the occurrence of any of the following: (i) a breach of this Agreement by Company (including without limitation any of the indemnification provisions); (ii) a material reduction in Executive’s Annual Base Salary or Annual Bonus, (iii) a material change in the geographic location where Executive must perform services; or (iv) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position (including without limitation if Executive ceases to be the President of a public company which is the ultimate parent of the Company). If Executive wishes to terminate his employment for Good Reason, he shall first give Company 30 days’ prior written notice of the circumstances constituting Good Reason and an opportunity to cure, and such notice must be given to Company within 30 days of Executive initially becoming aware of such circumstances.

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“Initial Equity Awards” shall have the meaning set forth in Section 3(f).

“Inventions and Innovations” shall have the meaning set forth in Section 6.

“Minimum Payments” shall mean, as applicable, the following amounts:

(i)       Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date, with such payments to be made in accordance with Section 3(a);

(ii)       Executive’s accrued but unpaid vacation days for the period ending on the Termination Date; and

(iii)     Executive’s unreimbursed business expenses and all other items earned and owed to Executive through and including, the Termination Date.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“President” shall have the meaning set forth in Section 1.

“Restricted Period” shall have the meaning set forth in Section 5(c).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (B) that Person is a general partner, managing member, manager or managing director of such partnership, limited liability company, or other business entity. For purposes hereof and unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of Company.

“Termination Date” shall mean the date of termination of Executive’s employment as determined in accordance with Section 4.

“Termination Upon Change of Control” means:

(i)       any termination of the employment of Executive by Company without Cause during the period commencing on or after the date that Company enters into a definitive agreement that results in a Change of Control (even though still subject to approval by Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is 12 months following the Change of Control; or

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(ii)       any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that Company enters into a definitive agreement that results in a Change of Control (even though still subject to approval by Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is 12 months following the Change of Control, and (ii) such resignation occurs at or after such Change of Control and in any event within six months following the occurrence of such Good Reason.

(iii)       Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of Executive: (1) by Company for Cause; (2) by Company as a result of the Disability of Executive; (3) as a result of the death of Executive; or (4) as a result of the voluntary termination of employment by Executive for any reason other than Good Reason.

8.                  Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) delivered by a recognized overnight courier service, or (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:

Lordstown Motors Corp.

2300 Hallock Young Road, S.W.

Lordstown, OH 44481

Attention: General Counsel

If to Executive, to:

The address on file with the Company’s Human Resources department or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9.                   Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Ohio applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

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10.              FORUM SELECTION. ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN TRUMBULL COUNTY, OHIO. EXECUTIVE HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN TRUMBULL COUNTY, OHIO. EXECUTIVE HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST EXECUTIVE BY COMPANY IN ACCORDANCE WITH THIS SECTION.

11.              WAIVER OF JURY TRIAL. EXECUTIVE AND COMPANY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION TRIED BY A COURT SHALL BE TRIED WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

12.              Entire Agreement; Severability. This Agreement, together with the Proprietary Information and Inventions Agreement and the Company Plans, constitute the entire agreement between Executive and Company concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

13.              Withholding of Taxes. Company may withhold from any amounts or other benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

14.              No Assignment. Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will, by the laws of descent or distribution or to a revocable living trust of Executive. In the event of any attempted assignment or transfer contrary to this Section 14, Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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15.              Successors. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns (including any company into or with which Company may merge or consolidate).

16.              Survival. The provisions of Sections 4, 5, 6, 7, 9, 10, 11, 12, 13, and 14 shall survive the termination of this Agreement.

17.              Amendment; Waivers. This Agreement may not be amended or modified except by written agreement signed by Executive and Company. No waiver of any provision or condition of this Agreement by any party shall be valid unless set forth in a writing signed by such party. No such waiver shall be deemed to be a waiver of any other or similar provision or condition, or of any future event, act, breach or default, and no course of dealing shall be implied or arise from any waiver or series of waivers (written or otherwise) of any right or remedy hereunder.

18.              Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

19.              No Conflicting Agreement. Executive hereby represents and warrants to Company that he is not subject to any existing non-competition or other restrictive agreements, clauses or arrangements, written or oral, that in any way prohibit or constrain in any material respect his acceptance of and/or performance of duties pursuant to this Agreement, or that in any manner circumscribe the scope of activities or other business that he is entitled to pursue and consummate on behalf of Company.

20.              Company Approval. The Board of Directors of the Company has taken all action necessary to authorize and approve this Agreement and the Initial Equity Awards defined in Section 3(f) of this Agreement.

21.              Construction; Miscellaneous. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall be deemed to include the other genders (unless the context otherwise requires), the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits), the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the construction or enforcement of the provisions of this Agreement. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement. All remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

LORDSTOWN MOTORS CORP.

By:	/s/ Daniel Ninivaggi
Name:	Daniel Ninivaggi
Its:	Chief Executive Officer

EXECUTIVE:
/s/ Edward T. Hightower
Edward T. Hightower

[Signature Page to Employment Agreement]

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Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of November 9, 2021 (this “Amendment”), is by and between Lordstown Motors Corp., a Delaware corporation (the “Company”), and Daniel Ninivaggi (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of August 26, 2021 (the “Original Agreement”);

WHEREAS, the parties hereto desire to amend the Original Agreement on the terms and conditions set forth herein, effective as of November 29, 2021, in connection with the appointment of Edward Hightower as President of the Company;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Amendment of Original Agreement. Section 3(a) is hereby amended and restated in its entirety:

“(a)               Base Salary.  Company shall pay to Executive a base salary in the amount of $675,000 per annum (the “Annual Base Salary”), payable in equal periodic installments less all customary payroll deductions (with such annual salary for any part of a month to be paid on a prorated basis), in accordance with customary policies and normal payroll practices of Company.”

2.       Execution in Counterparts. This Amendment may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

3.       Applicable Law. All questions concerning the construction, validity and interpretation of this Amendment and the performance of the obligations imposed by this Amendment shall be governed by the internal laws of the State of Ohio applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

4.       Effect of Amendment. Except as expressly amended hereby, all terms of the Original Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

COMPANY:

LORDSTOWN MOTORS CORP.

By:	/s/ Thomas V. Canepa
Name: Thomas V. Canepa
Its: General Counsel and Corporate Secretary

EXECUTIVE:

/s/ Daniel Ninivaggi
Daniel Ninivaggi

[Signature Page to Employment Agreement Amendment]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2021

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices and Zip Code)

(234) 285-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 10, 2021, Lordstown EV Corporation (“Lordstown EV”), a Delaware corporation and wholly-owned subsidiary of the Lordstown Motors Corp. (the “Company”), the Company, Foxconn EV Technology, Inc., an Ohio corporation and affiliate of Hon Hai Technology Group (“Foxconn”), and Foxconn (Far East) Limited, a Cayman Islands exempted company, entered into an asset purchase agreement (the “Asset Purchase Agreement”) to establish certain of the definitive terms contemplated by the Agreement in Principle that the Company and Foxconn entered into on September 30, 2021.

Pursuant to the Asset Purchase Agreement, among other items, Foxconn agreed to purchase the facility located in Lordstown, Ohio owned by Lordstown EV and certain related assets, including manufacturing equipment and related intellectual property rights, but excluding the hub motor assembly line, battery module and packing line assets, intellectual property rights relating to the Endurance and certain other intellectual property rights and other excluded assets, and Foxconn agreed to assume certain contracts relating to the purchased assets and certain liabilities of Lordstown EV. As consideration for the asset purchase, Lordstown EV will be paid a purchase price of $230 million and a reimbursement payment for certain operating and expansion costs incurred by Lordstown EV during the period leading up the closing of the transactions contemplated by the Asset Purchase Agreement. At or prior to the closing, it is expected that certain manufacturing and operational employees will become employees of Foxconn.

The Asset Purchase Agreement provides, among other things, as follows:

•	Within 5 business days following the signing of the Asset Purchase Agreement, Foxconn will pay Lordstown EV a down payment equal to $100 million and thereafter will make additional down payments in the amount of $50 million on February 1, 2022 and $50 million on the earlier of (i) April 15, 2022 and (ii) 15 days after the parties enter into a contract manufacturing agreement, but no sooner than February 1, 2022, in each case subject to the Company and Lordstown EV maintaining certain minimum cash balances and provided an event has not occurred that would permit Foxconn to terminate the Asset Purchase Agreement due to a casualty or condemnation event or a breach of the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated or if the transaction does not close prior to the later of (i) April 30, 2022 and (ii), if CFIUS clearance is still pending on April 30, 2022, 10 days after the transaction is cleared by the U.S. government’s Committee on Foreign Investment in the United States (“CFIUS”), Lordstown EV is obligated to repay the down payments plus accrued interest to Foxconn, and such potential repayment obligation is secured by Lordstown EV’s assets.

•	In connection with the closing, the Company will issue warrants to Foxconn that are exercisable until the third anniversary of the closing for 1.7 million shares of Class A common stock at an exercise price of $10.50 per share.

•	In connection with the closing, the parties would enter into (i) a contract manufacturing agreement whereby Foxconn would manufacture the Endurance at the Lordstown, Ohio facility for Lordstown EV (the “CMA”) and (ii) a long-term lease agreement whereby Foxconn would lease to Lordstown EV up to 30,000 square feet of space located at the Lordstown, Ohio facility for its Ohio-based employees (the “Lease”).

The obligation of each of Foxconn and Lordstown EV to consummate the transactions contemplated by the Asset Purchase Agreement is subject to certain closing conditions, including, but not limited (a) the parties entering into the CMA and the Lease, (b) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (c) receipt of a communication that CFIUS has concluded that the transaction is not a “covered transaction” or that CFIUS has completed its review of the transaction and determined there are no national security concerns with the transaction. In the event the Asset Purchase Agreement is terminated as a result of the failure to obtain clearance from CFIUS due to Foxconn’s failure to undertake mitigation that is acceptable to CFIUS, Foxconn is obligated to pay Lordstown EV a termination fee equal to $2,300,000.

Prior to the closing, the Company and Foxconn will also use commercially reasonable efforts to enter into the agrements described below, but the signing of such agreements is not a condition to closing:

•	a joint venture agreement whereby, among other items, the parties will allocate engineering resources to jointly design, engineer, develop, validate, industrialize and launch vehicle programs for the commercial vehicle market in North America and internationally, including the granting of certain rights for the parties to commercialize such programs;

•	a licensing agreement pursuant to which the Company would license to Foxconn the Company’s intellectual property relating to its frame, rolling chassis and other technologies, subject to reasonable royalties or licensing fees and other terms mutually agreed to by the parties; and

•	an agreement pursuant to which, during the period between signing and closing, the industrialization, facility and operations teams of the Company will provide support to Foxconn on homologation, industrial engineering, site preparation and other areas in support of Foxconn’s non-Company vehicles and non-Endurance-specific investments, new buildings and infrastructure maintenance and improvements.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

A copy of the press release the Company issued regarding the Asset Purchase Agreement is attached hereto as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities

The information included in Item 1.01 above is incorporated by reference into this Item 3.02. The warrants will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 4(a)(2) of the Securities Act of 1933.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Asset Purchase Agreement, dated November 10, 2021, by and among Lordstown Motors Corp., Lordstown EV Corporation, Foxconn EV Technology, Inc., and Foxconn (Far East) Limited
99.1	Press Release issued by Lordstown Motors Corp., dated November 10, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

Date: November 10, 2021	By:	/s/ Thomas V. Canepa
Thomas V. Canepa
General Counsel and Corporate Secretary

Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

FOXCONN EV TECHNOLOGY, INC.,

LORDSTOWN EV CORPORATION

AND

LORDSTOWN MOTORS CORP.

Dated as of November 10, 2021

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EXHIBITS

Exhibit A      Bill of Sale and Assignment and Assumption Agreement

Exhibit B      Limited Warranty Deed

Exhibit C      Notice and Acknowledgement of Conveyance of Environmental Covenant

Exhibit D      Warrant Agreement

Exhibit E      Form of Security and Mortgage Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of November 10, 2021 (the “Effective Date”) by and between Lordstown EV Corporation, a Delaware corporation (“Seller”); Foxconn EV Technology, Inc., an Ohio corporation (“Purchaser”); solely for purposes of Sections 4.7 and 10.19, Lordstown Motors Corp., a Delaware corporation (“Parent”); and solely for purposes of Section 10.18, Foxconn (Far East) Limited, a Cayman Islands exempted company (“Guarantor” and together with Seller, Purchaser and Parent, each, a “Party” and collectively, the “Parties”). Certain capitalized terms used herein are defined in Article I.

RECITALS

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Facility and certain assets used by Seller at the Facility, and Purchaser desires to assume from Seller, and Seller desires to assign to Purchaser, certain obligations and liabilities relating to the Facility and such assets, all upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Accounting Firm” has the meaning set forth in Section 2.6(e).

“ACM” has the meaning set forth in Section 3.3(c)(ii).

“Ad Valorem Taxes” means any real property, personal property, ad valorem or other similar Tax imposed on a periodic basis on or with respect to the Transferred Assets.

“Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including all Exhibits and Schedules hereto.

“Allocation Schedule” has the meaning set forth in Section 2.7.

“Approved Operating Costs” has the meaning set forth in Section 4.1(d).

“Assigned Contracts” means (i) each Facility Contract designated by Purchaser to Seller in writing on or prior to the 90th day after the date hereof and (ii) any other Contract designated by Purchaser to Seller in writing pursuant to Section 4.1(e) hereof.

“Assumed Accounts Payable” means any accounts payable owed by Seller and that are outstanding as of the Closing that are for Expansion Costs or Operating Costs that in each case have been approved (or have been deemed approved) in accordance with Section 4.1(b), (c), or (d).

“Assumed Environmental Liabilities” means all Environmental Liabilities, except those that arise from Seller’s breach of the representations and warranties contained in Section 3.2(k) of this Agreement, arising from or relating to the Facility whether based on events or occurrences prior or subsequent to the Closing. For the avoidance of doubt, except those that arise from Seller’s breach of the representations and warranties contained in Section 3.2(k) of this Agreement, “Assumed Environmental Liabilities” include: (i) compliance with requirements related to or imposed under Environmental Law because of the presence of any remedial system(s), engineering controls or institutional controls pursuant to the BUSTR Covenant and Environmental Covenant recorded or filed against the Facility; (ii) the condition and proper maintenance, handling, repair, removal, abatement, demolition or disposal of any ACM, LBP or ILM at the Facility under Environmental Laws; and (iii) remedial obligations caused by Releases of Hazardous Substances by a third Person that migrate onto the Facility.

“Assumed Obligations” has the meaning set forth in Section 2.4.

“Assumed Vacation Liabilities” has the meaning set forth in Section 5.4(a).

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement to be entered into between Seller and Purchaser in the form attached hereto as Exhibit A.

“Basket” has the meaning set forth in Section 8.9(a).

“Business” means the business operations currently conducted at the Facility.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in Cleveland, Ohio or New York, New York are authorized or required to be closed for business.

“BUSTR” has the meaning set forth Section 4.4(b).

“BUSTR Covenant” means that certain environmental covenant, recorded on July 5, 2018 and executed by Seller and the State of Ohio, Division of the State Fire Marshal, Bureau of Underground Storage Tank Regulations, for the purpose of subjecting a portion of the Real Property to the activity and use limitations and to the rights of access described therein.

“Casualty Event” means any loss, damage or destruction of any portion of the Transferred Assets that occurs prior to Closing as a result of any act of God, fire, explosion, collision, earthquake, windstorm, flood or other casualty event, or any condemnation by any Governmental Authority.

“CERCLA” the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C §§ 9601 et seq.

“CFIUS” means the U.S. government’s Committee on Foreign Investment in the United States.

“CFIUS Clearance” means Seller or the Purchaser have received from CFIUS a written communication that (a) CFIUS has concluded that the transaction contemplated by this Agreement is not a “covered transaction” and not subject to review under applicable Law; or (b) CFIUS has concluded the review of the transaction contemplated by this Agreement under Section 721 and determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement.

“CFIUS Termination Fee” has the meaning set forth in Section 9.2(b).

“CFIUS Turndown” means (a) CFIUS has informed Purchaser and Seller in writing that it has unresolved national security concerns with respect to the transactions contemplated by this Agreement and that it intends to refer the matter to the President of the United States unless the Parties abandon the transactions contemplated by this Agreement or (b) CFIUS has informed Purchaser and Seller in writing that mitigation is required to address national security concerns with respect to the transactions contemplated by this Agreement and Purchaser does not agree to mitigation that is acceptable to CFIUS.

“Claim Notice” has the meaning set forth in Section 8.5.

“Clean Air Act” means the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C §§ 7401 et seq.

“Clean Water Act” means the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.

“Closing” means the consummation of the transactions contemplated herein in accordance with Article VII.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Payment” means an amount equal to (a) $230,000,000, less (b) any portion of the Down Payments that Seller has not repaid to Purchaser as of the Closing, less (c) the aggregate dollar value of the Assumed Vacation Liabilities.

“Closing Permits” means the Permits necessary for Purchaser to own, operate and maintain the Transferred Assets as of the Closing, as identified by Purchaser and reasonably agreed to by Seller.

“Closing Reimbursement Payment” means all Expansion Costs and Operating Costs that were paid by Seller on or prior to Closing that in each case have been approved (or have been deemed approved) in accordance with Section 4.1(b), (c), or (d); provided, that for the avoidance of doubt, Closing Reimbursement Payment shall not include any Assumed Accounts Payable.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 2.6(b).

“Collateral Documents” means the Security and Mortgage Agreement and any fixture filings, financing statements or other similar documents filed, recorded or delivered in connection with the foregoing.

“Common Stock” means shares of Class A common stock, par value $0.0001 per share, of Parent.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller, Purchaser, Fisker Group Inc. and the other parties named therein, dated August 17, 2021.

“Consent” means a consent, authorization, approval or waiver of a Person, or a filing or registration with a Person.

“Contract” means a contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant, instrument of conveyance or other similar legally binding instrument.

“Contract Manufacturing Agreement” means a contract manufacturing agreement between Purchaser, or its Affiliate, and Seller, or its Affiliate.

“CV Programs” has the meaning set forth in Section 4.1(k).

“Debris” means discarded materials, including building materials from demolition activities; domestic and industrial trash; tires; automotive parts; used containers which held materials such as paint, antifreeze, gasoline and other household substances; materials painted with lead-based paints or otherwise; wood, and other materials which may have been painted with lead-based paints; roof shingles and other building materials which may contain asbestos-containing materials.

“Determination Date” has the meaning set forth in Section 2.6(e).

“Dispute” has the meaning set forth in Section 2.6(e).

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States dollars.

“Down Payments” means the Initial Down Payment, the Second Down Payment and the Third Down Payment.

“Down Payments Repayment Date” means the later of (a) April 30, 2022 and (b) ten (10) days after the date CFIUS Clearance has been obtained.

“Draft CFIUS Notice” has the meaning set forth in Section 4.9(a).

“Emergency Expansion Costs” has the meaning set forth in Section 4.1(c).

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each agreement, plan, program, practice, arrangement or policy providing for compensation or benefits of any kind including without limitation bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

“Employment Laws” has the meaning set forth in Section 3.2(m).

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environment” means and refers to all conditions of soil (surface and subsurface), geologic strata and formations, streams, rivers, bays, ponds, impoundments, estuaries or other surface water, groundwater, occasional or perched water in or on the surface or subsurface, marshes and other wetlands, flood plains, sediments, sludges, air or natural resources.

“Environmental Covenant” means that certain Environmental Covenant, dated as of September 24, 2018, by General Motors LLC, for the purpose of subjecting a portion of the Real Property to the activity and use limitations and to the rights of access described therein.

“Environmental Law” means any applicable Laws concerning the protection of human health and the Environment including Laws (a) imposing Liability in connection with cleanup, investigation or remediation relative to any Release or threatened Release, (b) relating to exposure to Hazardous Substances and protection of worker health and safety, (c) imposing compliance obligations or requirements relative to any manufacturing equipment, processes or operations and (d) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transportation, management or handling of Hazardous Substances. “Environmental Law” includes the Clean Air Act, the Clean Water Act, CERCLA, RCRA, and TSCA.

“Environmental Liabilities” means Liabilities that are related to the operations or activities on and use of the Facility and that arise out of: (a) violations of Environmental Laws, including those related to manufacturing equipment, processes, or operations; or (b) the Release of Hazardous Substances to the Environment, including any residual contamination that remains from any prior remediation under Environmental Laws. For the avoidance of doubt, “Environmental Liabilities” include those arising out of: (w) the transportation, recycling, storage, treatment, disposal, use, management or application of any Hazardous Substance; (x) the containment, removal, remediation, response to, clean up, or abatement of any Release or threatened Release of any Hazardous Substance, whether onsite or offsite and whether accidental or deliberate; (y) personal injury or property damage (including damage to natural resources) from exposure to Hazardous Substance whether occurring onsite or offsite; or (z) the excavation, backfill, treatment and disposal of any soil or water containing any Hazardous Substance, where such excavation, backfill, treatment or disposal is associated with the addition or renovation of aboveground or underground storage tanks, including associated piping or other Improvements.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Statement” has the meaning set forth in Section 2.6(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Intellectual Property” means Intellectual Property relating to (i) the development, design, use, and/or manufacture of the Endurance vehicle, its motors, batteries and parts or any other vehicles (including concepts and ideas for vehicles) and parts that are in the process of design and/or development or that may be developed by or on behalf of the Seller or its Affiliates, or (ii) the furniture, fixtures and equipment described in clause (a) of Section 2.2.

“Expansion Costs” means all costs incurred for any Facility improvements, capacity expansion and any Facility and manufacturing capital expenditures (other than for the hub motor assembly lines, battery module assembly lines, battery pack assembly lines and any other Excluded Assets).

“Facility” means the Real Property and all Improvements located thereon.

“Facility Contracts” has the meaning set forth in Section 3.2(b).

“Facility FF&E” means the furniture, fixtures and equipment, spare parts, inventory and other personal property located at the Facility (including such furniture, fixtures and equipment and other personal property listed on Schedule 1.1(b) but excluding such furniture, fixtures and equipment and other personal property listed on Schedule 1.1(c)), together with any express or implied warranty (to the extent assignable) by the manufacturer, seller or lessor of any item or component part thereof, and all maintenance records and other documentation relating thereto.

“Final Allocation Schedule” has the meaning set forth in Section 2.7.

“Final Statement” has the meaning set forth in Section 2.6(d).

“Financial Statements” has the meaning set forth in Section 4.1(o).

“Fraud” means any material misrepresentation of past or existing fact made with knowledge of or reckless disregard for the falsity of the statement that is relied upon by another Party to that Party’s detriment, which misrepresentation is made in the representations and warranties set forth in Article III.

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“GM Acquisition” means matters related to the acquisition of the Facility on November 7, 2019, by Seller from General Motors LLC, a Delaware limited liability company.

“GM Option” means the “Option” as defined in that certain First Amendment to Purchase Agreement, made as of July 31, 2020, by and between Seller and Ultium Cells LLC.

“Governmental Authority” means any supra-national, national, federal, state, local or foreign government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal or judicial body exercising executive, legislative, judicial, regulatory, taxing or administrative law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means petroleum or any material or substance that it is regulated or controlled as a hazardous substance, toxic substance, hazardous waste, contaminant or pollutant (or words of similar meaning or intent) under any applicable Environmental Law.

“Hiring Date” means for each Transferred Employee, the date such Transferred Employee becomes an employee of Purchaser in accordance with Article V .

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hurdle” has the meaning set forth in Section 8.9(e).

“ILM” has the meaning set forth in Section 3.3(c)(ii).

“Improvements” means all buildings, structures and other structural improvements on the Real Property, including all additions, enlargements, extensions, modifications or repairs thereto, or replacements thereof, and all water towers, water tanks, storage tanks, boilers, furnaces, incinerators or cooling towers, together with related valves, meters, switches, pumps, machinery and equipment, and all other items in, on or under the Real Property that constitute improvements on or to the Real Property or fixtures to the Real Property or fixtures to improvements on or to the Real Property, under applicable Laws.

“Indebtedness” has the meaning set forth in Section 4.1(f)(x).

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article VIII.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VIII.

“Initial Down Payment” means an amount equal to $100,000,000.

“Intellectual Property” means all intellectual property and related rights of any kind or nature anywhere in the world, whether registered or unregistered, including: (a) all Patents, (b) all trademarks, service marks, logos, service names, trade names, business names, trade dress and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) all copyrights (including copyrights in works of authorship and software) and any registrations and applications thereof, (d) all Know-How, (e) all moral rights, name, image, likeness and other publicity rights, and data base rights, and (f) all other technology and intellectual property rights throughout the world.

“Interim Period” has the meaning set forth in Section 4.1(f).

“Joint Venture Agreement” has the meaning set forth in Section 4.1(k).

“Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, data collections, technology, ideas, concepts, designs, developments, methods, techniques, technical data, schematics, research and development information, product roadmaps, customer lists, bill of materials, and other confidential and proprietary information.

“Knowledge of Seller” means the actual or constructive knowledge of Seller’s chief executive officer, chief financial officer and general counsel, determined with respect to what they know or could have known had they conducted a reasonable inquiry of their direct reports.

“Law” means any law, statute, regulation, ordinance, rule, code, order, decree, requirement or rule of law (including common law) enacted, promulgated, adopted or imposed by any Governmental Authority.

“LBP” has the meaning set forth in Section 3.3(c)(ii).

“Lease” means a lease, between Purchaser and Seller, pursuant to which Seller shall lease up to 30,000 square feet of office space in the Facility, on terms and conditions consistent with Section 4 of the Agreement In Principle dated September 30, 2021 among Purchaser, Seller and Parent.

“Liability” means any debt, liability, commitment, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Law or Proceeding and those arising under any Contract or otherwise, including any Tax liability or tort liability.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease (other than the Lease), option, easement, right-of-way, covenant, condition, restriction or other encumbrance, other than any non-exclusive license of Intellectual Property entered into in the Ordinary Course of Business.

“Limited Warranty Deed” means the limited warranty deed (or the equivalent thereof in the local jurisdiction) from Seller, as grantor, conveying the Facility to Purchaser, as grantee, in the form attached hereto as Exhibit B.

“Loan Title Commitment” has the meaning set forth in Section 2.6(b).

“Loan Title Policy” has the meaning set forth in Section 2.6(b).

“Loss” or “Losses” means any and all losses, Liabilities, claims, damages, reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel).

“Mortgage Representation Breach” has the meaning set forth in Section 8.2(i).

“Notice and Acknowledgement of Conveyance of Environmental Covenant” means the notice and acknowledgement of Environmental Covenant to be entered into between Seller and Purchaser in the form attached hereto as Exhibit C.

“Notice Upon Conveyance” means the notice required in the instrument conveying ownership and the notifications required thereafter under the BUSTR Covenant, in a form reasonably determined by Seller.

“Objections Statement” has the meaning set forth in Section 2.6(e).

“Operating Costs” means all costs to maintain, insure, repair and operate the Facility (other than for the hub motor assembly lines, battery module assembly lines, battery pack assembly lines and the other Excluded Assets).

“Order” means any order, injunction, judgment, decree, ruling or writ of a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) or materially consistent with any production plan provided by Seller to Purchaser and acknowledged by Purchaser in writing.

“Outside Termination Date” has the meaning set forth in Section 9.1(c).

“Owner’s Title Commitment” has the meaning set forth in Section 6.3(f).

“Owner’s Title Policy” has the meaning set forth in Section 6.3(f).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Patents” means patents, industrial designs, registrations and pending applications, including utility models, provisionals, continuations, divisionals, continuations in part, extensions, reissues or reexaminations thereof.

“Permit” means any permit, license, approval or other authorization issued or granted by any Governmental Authority.

“Permitted Lien” means (A) taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable; (B) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Facility incurred in the Ordinary Course of Business for amounts which are not due and payable; (C) non-preempted zoning, building codes and other land use and Environmental Laws regulating the use or occupancy of the Facility or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Facility which are not violated by the Improvements or the Business; (D) the Security and Mortgage Agreement; and (E) Liens shown on the Loan Title Policy (as confirmed by the Survey) and such other imperfections in title, easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Facility which do not or would not materially impair the use of such Facility or the operation of Business.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

“Post-Signing Tax Period” means any taxable period beginning on or after the date hereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Signing Tax Period” means any taxable period ending before the date hereof.

“Proceeding” means an action, suit, arbitration, investigation, proceeding or other litigation by or before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Benefit Plan” means each Employee Benefit Plan that is maintained, administered or contributed to by Purchaser or its Affiliates in respect of the operation of the Facility after the Closing and that covers the Transferred Employees or any other employees of Purchaser or any of its Affiliates similarly situated to the Transferred Employees.

“Purchaser Fundamental Representations” means the representations and warranties made by Purchaser in Section 3.1(a), Section 3.1(b), Section 3.1(c)(ii)(C) and Section 3.1(e).

“Purchaser Guaranteed Obligations” has the meaning set forth in Section 10.18.

“Purchaser Indemnified Party” has the meaning set forth in Section 8.2.

“Purchaser Savings Plan” has the meaning set forth in Section 5.5(c).

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C §§ 6901 et seq.

“Real Property” means the real property located at 2300 Hallock Young Road in Lordstown, Ohio and at 2369 Ellsworth Bailey Road, as legally described on Schedule 1.1(d) and as confirmed by the Survey (the “Legal Description”) together with all reversions, remainders, easements, rights-of-way, appurtenances, hereditaments, water and mineral rights, and similar interests appertaining to or otherwise benefiting or used in connection with such real property, together with all of Seller’s right, title and interest in and to any strips of land, streets, and alleys abutting or adjoining such real property.

“Real Property Laws” has the meaning set forth in Section 3.2(d).

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or other similar expression.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, migration, injection, deposit, disposal or discharge of any Hazardous Substance in, onto or through the Environment.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, attorneys, financial advisors and other advisors.

“Requested Employees” means those employees or former employees of Seller that Purchaser and Seller have agreed will be offered employment by Purchaser in accordance with Article V.

“Required Consents” has the meaning set forth in Section 6.3(b).

“Restricted Area” has the meaning given to such term in the Environmental Covenant and the BUSTR Covenant.

“Retained Obligations” has the meaning set forth in Section 2.5.

“Review Period” has the meaning set forth in Section 2.6(e).

“Second Down Payment” means an amount equal to $50,000,000.

“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, and regulations that implement such provision.

“Secured Obligations” has the meaning set forth in Section 2.6(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Security and Mortgage Agreement” has the meaning set forth in Section 2.6(b).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Benefit Plan” means each Employee Benefit Plan that is maintained, administered or contributed to by Seller or its relevant Affiliates that covered or covers any Requested Employee.

“Seller Fundamental Representations” means the representations and warranties made by the Seller in Section 3.1(a), Section 3.1(b), Section 3.1(c)(ii)(C), and Section 3.1(e).

“Seller Guaranteed Obligations” has the meaning set forth in Section 10.19.

“Seller Indemnified Party” has the meaning set forth in Section 8.3.

“Seller Material Adverse Effect” means any event, occurrence, state of facts, development, act, condition, circumstance, effect or change that, individually or in the aggregate, has a material and adverse effect upon (a) the Transferred Assets or (b) the ability of Seller or its Affiliates, as applicable, to consummate the transactions contemplated by this Agreement or by the Related Agreements; provided, however, that the foregoing clause (a) shall not include any such events, occurrences, states of facts, developments, acts, conditions, circumstances, effects or changes resulting from any of the following: (i) changes in general economic or political conditions; (ii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) the engagement by the United States in acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action expressly required to be taken by Seller or its Affiliate by the terms of this Agreement or any action taken (or omitted to be taken) with the express written consent of or at the express written request of Purchaser or its Affiliate; (v) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (vii) any acts of God (including any hurricane, fire, earthquake or other natural disaster); or (viii) any epidemics, pandemics (including the COVID-19 pandemic), disease outbreaks, or other public health emergency, provided further, that subsections (i) through (v), (vii) and (viii) shall be included for purposes of determining whether a Seller Material Adverse Effect has occurred if such factors have a disproportionate effect on the Seller or the Transferred Assets compared to others in a similar industry.

“Seller Names” means the trademarks “LORDSTOWN MOTORS”, “LMC”, “ENDURANCE” and the Lordstown Motors logo and all corporate names and domain names containing or incorporating such trademarks.

“Seller Taxes” means, without duplication, (a) any Taxes of or imposed on Seller or any of its Affiliates for any taxable period, except for any Ad Valorem Taxes for (i) any Post-Signing Tax Period and (ii) any Signing Straddle Period allocable to Purchaser pursuant to this Agreement, (b) any Ad Valorem Taxes imposed on or with respect to the Transferred Assets for (i) any Pre-Signing Tax Period and (ii) any Signing Straddle Period allocable to Seller pursuant to this Agreement, (c) any Taxes (excluding any Ad Valorem Taxes) imposed with respect to the Transferred Assets or the Transferred Employees for (i) any Pre-Closing Tax Period and (ii) any Straddle Period allocable to Seller pursuant to this Agreement, and (d) Seller’s liability for Transfer Taxes pursuant to Section 4.3(c).

“Signing Straddle Period” means any taxable period that begins before and ends on or after the date hereof.

“Specified Operating Costs” has the meaning set forth in Section 4.1(d).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Support Agreement” means an agreement between Purchaser and Seller, pursuant to which, during the Interim Period, the industrialization, facility and operations teams of Seller will provide support to Purchaser on homologation, industrial engineering, site preparation and other areas, mutually agreed upon by Seller and Purchaser, in support of Purchaser’s non-Seller vehicles and non-Endurance-specific investments, new buildings and infrastructure maintenance and improvements on an open book basis at a cost-plus rate.

“Survey” has the meaning set forth in Section 6.3(g).

“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, conveyance fees, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Tax Claim” has the meaning set forth in Section 4.3(d).

“Tax Return” means any report, return or other information or filing supplied or required to be supplied to a Governmental Authority in connection with any Taxes, including any schedules or attachments thereto and amendments thereof.

“Third Down Payment” means an amount equal to $50,000,000.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or its Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.6.

“Title Commitment” has the meaning set forth in Section 6.3(f).

“Title Company” has the meaning set forth in Section 2.6(b).

“Title Policies” has the meaning set forth in Section 6.3(f).

“Transaction Proposal” means any inquiry, proposal or offer from any Third Party relating to an acquisition or lease of all or substantially all of the Transferred Assets.

“Transaction Proposal Documentation” means any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Transaction Proposal.

“Transfer Taxes” has the meaning set forth in Section 4.3(c).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Employee” means any Requested Employee who accepts Purchaser’s offer of employment and becomes an employee of Purchaser (or its designated Affiliate).

“Transferred Intellectual Property” means (i) all Intellectual Property rights relating to Facility FF&E that Seller has under the “first sale doctrine” as purchaser of any Facility FF&E, (ii) all Intellectual Property relating to Facility and Facility FF&E used by or in the possession of any Transferred Employee, including all Know-How relating to the Facility or Facility FF&E retained in the unaided memory of any Transferred Employee; provided that such Transferred Employee shall not and shall not be required to breach his/her confidentiality obligations to Seller or use and/or disclose to Purchaser or any third party any Intellectual Property relating to Excluded Assets, including Intellectual Property in such Transferred Employees unaided memory; (iii) Intellectual Property licensed to Seller pursuant to Assigned Contracts (the “Licensed Transferred Intellectual Property”) and (iv) any other Intellectual Property owned by Seller that is necessary for the operation of the Facility or the Facility FF&E (the “Owned Transferred Intellectual Property”), in each case solely to the extent relating to the Transferred Assets and specifically excluding any Excluded Intellectual Property.

“TSCA” means the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.

“UCC” has the meaning set forth in Section 2.6(b).

“UCC Financing Statements” has the meaning set forth in Section 2.6(b).

“Warrant Agreement” means a warrant arrangement, pursuant to which Parent shall issue the Warrants to Purchaser in the form attached hereto as Exhibit D.

“Warrants” means warrants that are exercisable, for a three-year period, for 1.7 million shares of Common Stock at an exercise price of $10.50 per share.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission undertaken by the breaching Party with the actual knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 1.2     Other Definitional Provisions and Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. Unless the context otherwise requires, as used in this Agreement, (a) the use of the masculine, feminine or neuter gender form of words herein shall include other genders and not limit any provision of this Agreement, (b) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, (c) the use of “including”, “include” or “includes” herein shall in all cases mean “including, without limitation”, “include, without limitation,” or “includes, without limitation,” respectively, (d) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (e) references to “written” or “in writing” include in electronic form, (f) reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (g) reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, (h) underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, (i) the use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement, (j) references to “the date hereof” and words of similar import shall refer to the date of this Agreement (as first written above), (k) references to a statute include any rules and regulations promulgated thereunder and amendments thereto, (l) references to a notice, consent or approval to be delivered under or pursuant to this Agreement shall mean a written notice, consent or approval, and (m) references to “days” shall mean calendar days unless Business Days are expressly specified. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

ARTICLE II
SALE AND TRANSFER;
ASSUMPTION OF ASSUMED OBLIGATIONS

Section 2.1      Purchase and Sale of Transferred Assets. In consideration of Purchaser’s payment of $230,000,000 (the “Purchase Price”) and the Closing Reimbursement Payment and its assumption of the Assumed Obligations, and on the terms and subject to the conditions of this Agreement, at and as of the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire and take assignment and delivery from Seller of, all of Seller’s and its Affiliates’ right, title and interest in and to (a) the Facility, (b) the Assigned Contracts, (c) the Closing Permits, (d) the Facility FF&E, (e) all real property records and files and manuals within Seller’s possession, in each case to the extent they relate to the Transferred Assets, (f) the Transferred Intellectual Property, (g) all rights of Seller and its Affiliates under or in connection with handbooks, policies, procedures or agreements with any Transferred Employee pursuant to which and to the extent any Transferred Employee of such Seller or Affiliate may have agreed to: (i) keep information concerning the Business and the Transferred Assets confidential; (ii) assign Transferred Intellectual Property developed or created by them in the course of their work (whether as employees or consultants, or both) with the Business to the Business or its designee(s); or (iii) abide by certain restrictive covenants relating to the Business that may, among other things, limit competition, restrict the solicitation of employees, customers, partners, vendors, consultants or other personnel, and the like, (h) all other rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Seller and its Affiliates to the extent related to the Business or the Transferred Assets, including all rights under all guarantees, warranties, indemnities and similar rights in favor of Seller and its Affiliates and all rights to sue and recover and retain damages for past, present and future infringement or misappropriation or other violation of any Transferred Intellectual Property, in each case, except as to any Excluded Asset or Retained Obligation, (i) all rights of Seller under any past or current insurance policy or Contract of insurance, warranty and condemnation benefits, rights and proceeds with respect to damage, nonconformance of or loss to the Transferred Assets or the Assumed Obligations occurring prior to the Closing Date, and (j) all of Sellers’ rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Transferred Assets (to the extent assignable) (collectively, the “Transferred Assets”). For avoidance of doubt, the Transferred Assets will not include the hub motor assembly lines, the battery module assembly lines, the battery pack assembly lines and related or associated assets. For purposes of reporting under the rules of any applicable stock exchange, $78,850,000 of the Purchase Price is allocated to the purchase of the Facility and $151,150,000 of the Purchase Price is allocated to the purchase of the remaining Transferred Assets.

Section 2.2      Excluded Assets. Other than the Transferred Assets subject to Section 2.1, none of Seller or any of its Affiliates shall sell, assign, convey, transfer or deliver to Purchaser or any Affiliate of Purchaser, and neither Purchaser nor any of its Affiliates shall purchase, acquire or take assignment or delivery of, any other assets or properties of Seller, and all such assets and properties shall be excluded from the Transferred Assets (collectively, the “Excluded Assets”). The Excluded Assets shall include: (a) all furniture, fixtures and equipment, whether or not located at the Facility, listed on Schedule 1.1(c), including the hub motor assembly lines, the battery module assembly lines, the battery pack assembly lines and related or associated assets; (b) all Contracts of Seller and its Affiliates other than the Assigned Contracts; (c) all Intellectual Property other than Transferred Intellectual Property, including all Excluded Intellectual Property; (d) all claims for and rights to receive refunds, rebates or similar payments of Taxes relating to any taxable period or portion thereof ending on or prior to the date of this Agreement, any Tax incentive arrangements with an applicable Governmental Authority related to any of the Transferred Assets, and all Tax Returns and all notes, worksheets, files or documents relating thereto; (e) all minute books, stock ledgers and similar corporate records of Seller or any of its Affiliates; (f) all personnel, discipline, performance, employee compensation, medical and benefits and labor relations records relating to employees or past employees of Seller or any of its Affiliates; provided, however, that Seller shall make available to Purchaser copies of such records that are required by Law to be made available to Purchaser or are required for Purchaser to perform its obligations set forth in Article V; (g) any insurance policies or insurance coverage and all rights of any nature with respect thereto (including all insurance recoveries thereunder and rights to assert claims with respect thereto) to the extent not constituting the Transferred Assets described in Section 2.1(h); and (h) all permitting offsets, allocations and favorable permitting credits resulting from reductions in emissions from plant operations, closings and reductions associated with Environmental Permits.

Section 2.3      Replacement of Assets. Purchaser understands and agrees that it and its applicable Affiliates are solely liable and responsible for ensuring that it has the agreements, licenses, services, functions, policies, procedures, tools, systems and other assets necessary to operate and support the Facility from and after the Closing that are not included in the Transferred Assets. Purchaser and its applicable Affiliates shall be liable and responsible for obtaining all Permits, including all Environmental Permits, required for the ownership of the Transferred Assets and the operation of the Facility from and after the Closing that are not included in the Transferred Assets.

Section 2.4      Assumed Obligations. Pursuant to this Agreement and as part of the consideration paid by Purchaser, at and as of the Closing, Purchaser shall assume, be responsible for, waive any and all claims against Seller for, and pay, perform and discharge (or cause its applicable Affiliates to pay, perform and discharge) when due, the following Liabilities of Seller (collectively, the “Assumed Obligations”): (a) all Liabilities to or with respect to the Transferred Employees to be assumed by Purchaser as provided and to the extent set forth in Article V, including Assumed Vacation Liabilities to the extent provided in Section 5.4(a); (b) the Assumed Accounts Payable; (c) all Assumed Environmental Liabilities; (d) any Liabilities for Taxes that are not Seller Taxes; (e) all Liabilities arising under the Assigned Contracts to the extent arising on or after the Closing Date; and (f) all other Liabilities to the extent relating to the Transferred Assets arising after the Closing Date.

Section 2.5      Retained Obligations. Purchaser shall not assume or otherwise be liable in respect of any Liabilities other than the Assumed Obligations (collectively, the “Retained Obligations”), which Retained Obligations shall be retained by Seller, and shall include: (a) any Liabilities to or with respect to the Requested Employees to be retained by Seller or any of its Affiliates as provided and to the extent set forth in Article V; (b) any Liabilities relating to or arising out of the Excluded Assets; (c) any Liabilities for Seller Taxes; (d) any Liabilities to any Governmental Authority resulting from pre-Closing Tax incentives provided to Seller or any of its Affiliates related to any of the Transferred Assets; (e) all Liabilities arising under the Assigned Contracts to the extent arising prior to the Closing Date, other than the Assumed Accounts Payable; and (f) all Liabilities in respect of any pending or threatened Proceeding or investigation by or before any Governmental Authority or arbitration tribunal, whether class, individual or otherwise in nature, in law or in equity, to the extent relating to, or arising out of, the ownership of the Transferred Assets at any time prior to the Closing.

Section 2.6      Purchase Price; Reimbursement Payments.

(a)            As consideration for the Transferred Assets:

(i)            within 5 Business Days following the date hereof, Purchaser shall pay the Initial Down Payment by wire transfer of immediately available funds to Seller;

(ii)            so long as (A) Seller has been and continues to be in compliance with Section 4.1(m), and (B) no occurrence, circumstance or event, or any combination thereof, has occurred which, with the lapse of time or the giving of notice or both, would give Purchaser the right to terminate this Agreement in accordance with Section 4.11(a) or Section 9.1(d), on February 1, 2022, Purchaser shall pay the Second Down Payment by wire transfer of immediately available funds to Seller;

(iii)            so long as (A) Seller has been and continues to be in compliance with Section 4.1(m), and (B) no occurrence, circumstance or event, or any combination thereof, has occurred which, with the lapse of time or the giving of notice or both, would give Purchaser the right to terminate this Agreement in accordance with Section 4.11(a) or Section 9.1(d), on the earlier to occur of (x) April 15, 2022 and (y) 15 days following the later to occur of (1) the execution by Purchaser and Seller (or any of its respective Affiliates) of the Contract Manufacturing Agreement and (2) February 1, 2022, Purchaser shall pay the Third Down Payment by wire transfer of immediately available funds to Seller; and

(iv)            at the Closing, Purchaser shall pay (x) the Closing Payment, plus (y) the Closing Reimbursement Payment, in each case set forth in the Estimated Statement, by wire transfer of immediately available funds to Seller and shall assume the Assumed Obligations in accordance with Section 2.4.

(b)            As a condition to the payment of the Initial Down Payment, Seller shall deliver to Purchaser on or prior to the date of payment of the Initial Down Payment:

(i)            an Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Security and Mortgage Agreement”), substantially in form attached hereto as Exhibit E, with respect to the repayment obligation, if any, of the Down Payments and accrued interest thereon (collectively, the “Secured Obligations”) in the manner required hereunder, duly executed and notarized by Seller and granting a valid and subsisting first lien on the Facility, subject only to the Permitted Liens;

(ii)            all Uniform Commercial Code (“UCC”) financing statements required by Purchaser; Seller hereby authorizes Purchaser to file UCC financing statements (individually and collectively, “UCC Financing Statements”) naming Seller as debtor with respect to the Security and Mortgage Agreement and the collateral described in the Security and Mortgage Agreement (the “Collateral”); and

(iii)            a title insurance policy from First American Title Insurance Company (the “Title Company”) (which shall be in the form of a mark-up of, or a pro forma, of the commitment for an ALTA Loan Title Insurance Policy 2021 Form for the Real Property issued by the Title Company prior to the Effective Date (the “Loan Title Commitment”)), insuring the valid, first priority lien of the Security and Mortgage Agreement in the Real Property as of the date hereof (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from Seller through the date of recording, subject only to Permitted Liens, in the amount of the Secured Obligations (the “Loan Title Policy”). The title policy shall include an extended coverage endorsement (insuring over the general or standard exceptions), ALTA Form 3.1 zoning (with parking and loading docks), a future disbursement endorsement, a date down and modification endorsement, and all other endorsements reasonably requested by Purchaser, in form and substance reasonably satisfactory to Purchaser. Seller shall deliver to the Title Company all reasonable documents required by the Title Company for the issuance of the Loan Title Policy. Purchaser and Seller shall share equal responsibility for all fees, costs and expenses with respect to the Loan Title Commitment and Loan Title Policy (and all endorsements thereto).

(c)            Not fewer than five Business Days prior to the anticipated Closing Date, Seller shall deliver to Purchaser a statement setting forth Seller’s good faith estimates of the Closing Payment, the Closing Reimbursement Payment and the Assumed Vacation Liabilities (the “Estimated Statement”), which shall be accompanied with reasonable supporting documentation for such calculations. Seller shall provide Purchaser and its Representatives with reasonable access during normal business hours to the personnel of, and work papers prepared by, Seller and its Representatives, to the extent they relate to the Estimated Statement and to such financial or other information relating to the Estimated Statement as Purchaser may reasonably request for the purpose of reviewing the Estimated Statement. Seller shall consider in good faith any comments of Purchaser on the Estimated Statement, shall correct and adjust any manifest errors identified by Purchaser and the Parties shall cooperate to resolve any disagreements regarding calculations. No comments provided or review conducted by Purchaser or any of its Representatives with regards to any materials provided by Seller under this Section 2.3(c) shall limit or prevent Purchaser from exercising any of its rights or remedies under this Agreement.

(d)            Within forty five (45) days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Final Statement”) setting forth Purchaser’s determination of the Closing Payment, the Closing Reimbursement Payment and the Assumed Vacation Liabilities. Seller shall provide Purchaser and its Representatives with reasonable access during normal business hours to the personnel of, and work papers prepared by, Seller and its Representatives, to the extent they relate to the preparation of the Final Statement and to such financial or other information relating to the Closing Payment and the Closing Reimbursement Payment as Purchaser or its Representatives may reasonably request for the purpose of preparing the Final Statement.

(e)            After receipt of the Final Statement, Seller shall have forty five (45) days (the “Review Period”) to review the Final Statement. On or prior to the last day of the Review Period, Seller shall deliver to Purchaser a written statement either accepting the Final Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If Seller does not deliver an Objections Statement on or prior to such date, then the Final Statement shall become final and binding upon all Parties. If Seller delivers an Objections Statement on or prior to such date, then Seller, on the one hand, and Purchaser, on the other, shall negotiate in good faith for 15 days following the Purchaser’s receipt of such Objections Statement to resolve the Seller’s objections. Any such objection that Purchaser, on the one hand, and Seller, on the other, are unable to resolve during such 15-day period is referred to as a “Dispute.” After such 15-day period, any matter set forth in the Final Statement that is not in dispute shall become final and binding upon the Parties. If Purchaser and the Seller are unable to resolve all objections during such 15-day period, then after such period has elapsed either Purchaser or Seller may refer any Disputes, and only such Disputes, to BDO USA LLC for resolution or, if BDO USA LLC is not available for such assignment, Grant Thornton LLP, or if Grant Thornton LLP is not available for such assignment, another nationally recognized accounting firm upon which Purchaser and Seller shall reasonably agree (the “Accounting Firm”). The Accounting Firm shall act as an expert, and not an arbitrator. Purchaser and Seller shall each promptly execute a customary engagement letter with respect to the engagement of the Accounting Firm. The Accounting Firm shall be instructed to resolve any Disputes in accordance with the terms of this Agreement within 30 days after its engagement (or such other time as the Parties shall agree in writing). The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) may not assign a value greater than the greatest value or smaller than the smallest value for each Dispute claimed by either the Seller, on the one hand, or the Purchaser, on the other, (iii) shall be based solely on written submissions and presentations by the Purchaser and the Seller and not on independent review, (iv) shall constitute an arbitral award, and (v) shall be conclusive and binding upon all the Parties upon which a judgment may be rendered by a court having proper jurisdiction over the Party against which such determination is sought to be enforced. Upon delivery of such resolution, the Final Statement, as the same may be modified in accordance with such resolution and any other mutual resolutions of the Parties memorialized in writing, shall become final and binding upon all Parties. Seller and Purchaser will each bear its own legal fees and other costs of presenting its case to the Accounting Firm. The fees and expenses of the Accounting Firm and of any enforcement of the determination of the Accounting Firm shall be borne by Seller and Purchaser in inverse proportion as they may prevail on the matters resolved by the Accounting Firm. The proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The date on which the Closing Payment and the Closing Reimbursement Payment is finally determined in accordance with Section 2.6 is referred to as the “Determination Date.”

(f)            The “Adjustment Amount,” which may be positive or negative, shall mean an amount equal to (i) the sum of (x) the Closing Payment and (y) the Closing Reimbursement Payment (in each case as finally determined in accordance with Section 2.3(e)) minus (ii) the sum of (x) the Closing Payment and (y) the Closing Reimbursement Payment (in each case set forth in the Estimated Statement). If the Adjustment Amount is a positive number, then Purchaser shall promptly (but not later than 5 Business Days after the date hereof) deliver to Seller (by wire transfer of immediately available funds to the account(s) specified in writing by Seller) an amount in cash equal to the Adjustment Amount. If the Adjustment Amount is a negative number, then Seller shall promptly (but not later than 5 Business Days after the Determination Date) deliver to Purchaser (by wire transfer of immediately available funds to the account(s) specified in writing by Purchaser) an amount in cash equal to the absolute value of the Adjustment Amount.

Section 2.7      Allocation of Purchase Price.

Purchaser shall prepare a schedule illustrating the allocation of the Purchase Price, the Closing Reimbursement Payment and the portion of the Assumed Obligations, if any, constituting consideration for U.S. federal income tax purposes, among the Transferred Assets, which shall be prepared consistently with Code Section 1060 and the regulations promulgated thereunder (the “Allocation Schedule”), and shall deliver the Allocation Schedule to Seller within 30 Business Days following the Closing Date. If within twenty (20) days after the delivery of the Allocation Schedule, Seller notifies Purchaser in writing that it objects to the allocation set forth in the Allocation Schedule, the Parties shall use commercially reasonable efforts to resolve such dispute. In the event that the Parties are unable to resolve such dispute within twenty (20) days after Seller notifies Purchaser in writing of its objection, the dispute shall be resolved by the Accounting Firm in the same manner as disputes are intended to be resolved pursuant to Section 2.6, and the Allocation Schedule shall be adjusted to reflect such resolution. The Allocation Schedule so revised (the “Final Allocation Schedule”) shall be conclusive and binding upon the Parties. In the event of any adjustment to the Purchase Price or the Closing Reimbursement Payment (or any other item of consideration for income Tax purposes) requiring an amendment to the Allocation Schedule, Purchaser shall amend the Allocation Schedule in accordance with the principles set forth in this Section 2.7 and shall provide such amended allocation to Seller (which, subject to the provisions set forth in this Section 2.7, shall become the Final Allocation Schedule). The Parties agree, unless otherwise required by Law, not to take any position inconsistent with the Final Allocation Schedule for Tax reporting purposes.

Section 2.8      Withholding.

Notwithstanding anything to the contrary in this Agreement, Purchaser will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts required to be deducted or withheld under applicable Laws of the United States. If the Purchaser determines that an amount is required to be deducted and withheld pursuant to the preceding sentence, Purchaser shall use commercially reasonable efforts to provide prior written notice to Seller describing in reasonable detail the amount and basis for withholding at least five (5) Business Days (or, if sooner, as soon as is reasonably practicable) prior to the date payment is due. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH PARTY

Section 3.1      Of Each Party. Each Party represents and warrants to each other Party that the following statements contained in this Section 3.1 are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1); provided that any reference to Related Agreements includes only Related Agreements that have been executed prior to or on the date that such representation is made:

(a)            Organization. Such Party and each Affiliate of such Party that becomes a party to a Related Agreement is validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other business entity power and authority to own, lease and operate its assets and to conduct its business as currently conducted.

(b)            Authorization. Such Party and each Affiliate of such Party that becomes a party to a Related Agreement has all requisite corporate or other business entity power and authority to execute, deliver and perform this Agreement and its Related Agreements (in each case to the extent it is a party thereto) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Party and each of its applicable Affiliates of this Agreement and its Related Agreements (in each case to the extent it is a party thereto), and the consummation by such Party and such Affiliates of the transactions contemplated hereby and thereby, have been authorized by all necessary corporate or other business entity action by such Party and by each of its applicable Affiliates. Such Party has duly and validly executed and delivered this Agreement and each of the Related Agreements shall be duly and validly executed and delivered by such Party or its Affiliate, as applicable. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, this Agreement and each Related Agreement constitutes legal, valid and binding obligations of such Party and the Affiliates of such Party thereto, enforceable against each of them in accordance with their respective terms, subject to the Enforceability Limitations.

(c)            Governmental Consents; No Conflicts.

(i)            The execution, delivery and performance of this Agreement and the Related Agreements by such Party and its applicable Affiliates do not and will not require any Consent of or with any Governmental Authority, except for applicable requirements, if any, of (A) the HSR Act and (B) CFIUS Clearance.

(ii)            The execution, delivery and performance of this Agreement and the applicable Related Agreements by such Party and its applicable Affiliates, and the consummation of the transactions contemplated hereby and thereby by such Persons, do not (A) violate any Law applicable to or binding on such Party or any such Affiliate or their respective assets, (B) violate or conflict with, result in a breach, cancellation or termination of, constitute a default under, result in the creation of any Lien upon any of the assets of such Party or any such Affiliate under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which such Party or any such Affiliate is a party or by which such Party or any such Affiliate or any of their respective assets are bound, except for Permitted Liens or (C) violate or conflict with any provision of the certificate of incorporation or by-laws (or similar organizational documents) of such Party or any such Affiliate.

(d)            Proceedings. There are no Proceedings pending or, to such Party’s knowledge, threatened, by or against such Party or any of its Affiliates before any Governmental Authority with respect to this Agreement or in connection with the transactions contemplated hereby.

(e)            Brokers and Finders. Except as identified on Schedule 3.1(e)¸no broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement or any other document based on arrangements made by such Party or on behalf of such Party or its respective Affiliates.

Section 3.2      Seller Representations.

Seller represents and warrants to Purchaser that the following statements contained in this Section 3.2 are true and correct as of the date of this Agreement and shall be true and correct on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2):

(a)            Title; Sufficiency; Condition.

(i)            Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, and (ii) any Permitted Liens.

(ii)            With respect to the Facility: (A) Seller has good and marketable indefeasible fee simple title to the Facility, free and clear of all Liens, except for the Permitted Liens; (B) except as set forth in Schedule 3.2(a)(ii): (I) Seller has not leased or otherwise granted to any Person the right to use or occupy the Facility or any portion thereon; (II) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Facility or any portion thereof or interest therein; and (III) Seller is not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business.

(iii)            To Knowledge of Seller, the Transferred Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(iv)            (a) To Knowledge of Seller, the Facility FF&E included in the Transferred Assets used in the conduct of Business is in good operating condition and repair, subject to routine maintenance and repairs, and is adequate for the uses to which it is being used and (b) the Improvements are sufficient for Seller’s operation of the Business as currently conducted thereon.

(v)            Subject to confirmation by the Survey, the Legal Description contains all real property currently used in the Business and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(b)            Facility Contracts.

(i)            Set forth on Schedule 3.2(b) is a true and complete list of all Contracts material to the ownership, maintenance or operation of the Facility or material to the conduct of the Business, in each case except for Contracts that relate to the Excluded Assets (collectively, the “Facility Contracts”). Seller is not in breach or in violation of any Facility Contract, in any material respect, and, to the Knowledge of Seller, no other party to any Facility Contract is in breach or in violation of any Facility Contract, in any material respect and each Facility Contract is valid, binding and enforceable against Seller and, to the Knowledge of Seller, against each other party to such Facility Contract, as the case may be, except as such enforceability may be limited by the Enforceability Limitations.

(ii)            Purchaser has heretofore been supplied with a true, correct and complete copy of all such Facility Contracts, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(iii)            Except as set forth on Schedule 3.2(b)(iii), as of the Closing, no Consent is required for the assignment of any material Assigned Contract to Purchaser at Closing.

(c)            Litigation.

(i)            Except as set forth on Schedule 3.2(c), there are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting the Business or the Transferred Assets at law or in equity, or before or by any Governmental Authority, and there is no reasonable basis known to Seller for any of the foregoing. Seller is not subject to or bound by any outstanding Order with respect to the Business or the Transferred Assets.

(ii)            There is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Knowledge of Seller, threatened, affecting any Real Property or any portion thereof or interest therein. There is no Order outstanding, nor any Proceeding pending or, to the Knowledge of Seller, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business.

(d)            Compliance with Laws.

(i)            Except as set forth on Schedule 3.2(d):

a.            Seller has complied in all material respects with all applicable Laws relating to the operation of the Business and the Transferred Assets, and no written notices have been received by and no claims have been filed against Seller alleging a violation of any such Laws;

b.            Seller has, with respect to the Business, complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, non-discrimination, collective bargaining and the payment of social security and other taxes;

c.            Seller holds all material Permits required for the conduct of the Business and operation of the Facility, as conducted and operated on the date of this Agreement. Seller is in compliance in all material respects with all terms and conditions of any such required Permit. Schedule 3.2(d)(i) sets forth a true and complete list of all such material Permits; and

d.            No officer, director, employee, consultant, advisor or agent of Seller has been or is authorized to make or receive, and Seller does not know of any of its officers, directors, employees, consultants, advisors or agents making or receiving, any bribe, kickback payment or other illegal payment at any time with respect to the Business.

(ii)            Seller has not received any written notice of violation of any applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Facility (collectively, the “Real Property Laws”) and to Seller’s actual knowledge and there is no basis for the issuance of any such notice or the taking of any action for such violation.

(e)            Mechanic’s Liens. All bills and claims for labor performed or materials furnished to or for the benefit of the Facility for the period prior to the date of Closing have been paid in full or will be paid in full upon receipt of invoices and there are no recorded mechanic’s liens or materialmen’s liens on or affecting the Facility as of the date hereof.

(f)            GM Acquisition. Except as set forth on Schedule 3.2(f), Seller has satisfied all obligations under the documents entered into by Seller in connection with the GM Acquisition and no liabilities of Seller remain outstanding, other than contingent obligations.

(g)            Mortgage. The Security and Mortgage Agreement, when properly recorded in the appropriate records, together with any UCC Financing Statement (as hereinafter defined) required to be filed in connection therewith, will create (i) a valid, perfected and enforceable Lien on the Facility in the amount of the Secured Obligations, subject only to Permitted Liens and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including any leases), all in accordance with the terms thereof, to the extent such security interests and assignment can be perfected by such recordations or filings, in each case subject only to applicable law, any applicable Permitted Liens.

(h)            [Intentionally Omitted]

(i)            OFAC. (i) Neither Seller, nor to the Knowledge of Seller, any of Seller’s partners, officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to the Knowledge of Seller, Seller is not controlled, directly or indirectly by the government of any country that is subject to a United States embargo (Iran, Syria, Cuba, North Korea and the Crimea region of the Ukraine); (iii) to the Knowledge of Seller, Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to the Knowledge of Seller, Seller is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any person, group, entity or nation that is named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit or supports terrorism .

(j)            [Intentionally Omitted]

(k)            Environmental Matters.

(i)            Since November 7, 2019, Seller has complied in all material respects with all Environmental Laws governing its operations at the Facility, which compliance includes obtaining, maintaining, and complying with all applicable Environmental Permits. Schedule 3.2(k) sets forth a true and complete list of all such Environmental Permits.

(ii)            Since November 7, 2019, Seller has complied in all material respects with all requirements of the BUSTR Covenant and Environmental Covenant.

(iii)            To the knowledge of Seller, since November 7, 2019, there has been no Release of Hazardous Substances at, or, or under the Real Property.

(iv)            There are no notices or claims from a Governmental Authority or other Person alleging a material violation of Environmental Law or material Environmental Liabilities (including with respect to CERCLA liability for non-owned disposal sites) arising out of operations at the Facility that remain unresolved. To the knowledge of Seller, there are no threatened notices or claims alleging material violation of Environmental Law or material Environmental Liabilities.

(v)            To the Knowledge of Seller, since November 7, 2019, the operation of the Facility has not given rise to exposure of employees or third Persons to Hazardous Substances in excess of any applicable Environmental Law limits or standards.

(vi)            Seller has made available to Purchaser all material environmental reports, compliance audits, and site assessments relating to the Facility that were prepared since November 7, 2019 and that are in Seller’s possession or under its control, including any surveys of the presence of ACM, LBP and ILM at the Facility.

(l)            Taxes. Except as set forth in Schedule 3.2(d):

(i)            Seller has timely and properly filed all income and other material Tax Returns required to be filed by it or with respect to it or the Transferred Assets. All such Tax Returns are accurate and complete in all material respects. All material Taxes required to be paid by Seller or with respect to the Transferred Assets, whether or not shown as due on such Tax Returns, have been timely and properly paid.

(ii)            There are no Liens for Taxes upon the Transferred Assets other than Liens for Taxes not yet due and payable. To the Knowledge of Seller, there is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on any of the Transferred Assets.

(iii)            All material Tax deficiencies that have been claimed, proposed, or asserted by any Governmental Authority against Seller with respect to the Transferred Assets have been fully paid or finally settled. No Tax audits or administrative or judicial Tax Proceedings are being conducted with respect to Seller relating to the Transferred Assets. Seller has not received from any Governmental Authority any (A) written notice indicating an intent to open an audit or other review with respect to material Taxes relating to the Transferred Assets, (B) written request for information related to material Tax matters with respect to the Transferred Assets, or (C) written notice of deficiency or proposed adjustment or assessment for any material amount of Tax relating to the Transferred Assets that has not been resolved or paid in full. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in each case, relates to the Transferred Assets and which remains in effect.

(iv)            Seller has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Transferred Employee and with respect to the Transferred Assets, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Seller has not deferred any obligation to pay Taxes pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act or in connection with the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (or any corresponding provisions of applicable Law), in either case for which Purchaser or any of its Affiliates would have any responsibility or bear any Liability.

(v)            Seller (A) is not a party to any Tax allocation, Tax sharing or Tax distribution agreement or arrangement that would bind Purchaser or any of its Affiliates after the Closing, and no Transferred Asset or Assumed Obligation constitutes any such agreement or arrangement, (B) does not have any Liability for the Taxes of any other Person as a transferee or successor, as the result of being or having been a member of an affiliated group (as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law)) (other than a group the common parent of which is Parent or a predecessor of Parent), by Contract (other than this Agreement), or otherwise, that would bind Purchaser or any of its Affiliates after the Closing Date, and (C) has not requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from Purchaser or any of its Affiliates after the Closing Date.

(vi)            None of the Transferred Assets is an interest in a Person classified as a partnership, a corporation or a disregarded entity for U.S. federal, state or local income Tax purposes.

(vii)            No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller or any of the Transferred Assets is or may be subject to taxation by that jurisdiction.

(viii)            Purchaser will not have any Liability for any Taxes for any taxable period with respect to the Transferred Assets arising out of any operations or activities of Seller or any of its Affiliates prior to the Closing.

(ix)            Seller is not, nor has it ever been, a “foreign person” within the meaning of Section 1445(a) of the Code.

(m)            Employees and Seller Benefit Plans.

(i)            Seller is and has been, in compliance in all material respects with all applicable Laws respecting labor and employment, including those relating to labor management relations, wages, hours, overtime, pay equity, worker classification, discrimination, sexual harassment, workplace harassment, background checks, civil rights, affirmative action, work authorization, immigration, whistleblower, retaliation, leaves of absence, plant closings, mass layoffs, relocations, safety and health, information privacy and security, workers compensation, and the payment and withholding of employment-related Taxes (collectively, the “Employment Laws”). No material Proceeding has been pending or, to the Knowledge of Seller, threatened against Seller as it relates to the Employment Laws or any other employment-related matter.

(ii)            Seller is not and has not been a party to or otherwise bound by, or is currently negotiating in with entering into, any agreement with any labor union, works council or other employee representative body; no employee of Seller is member of a labor union, works council or other employee representative body with respect to his or her employment with Seller; and there has not been any organizational campaign, petition or other unionization activity seeking recognition of a labor union, works council or other employee representative body relating to any employee of Seller. Seller has not been subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union and there has been no pending or, to the knowledge of Seller, threatened, labor strike, work stoppage, picketing, slowdown, concerted refusal to work overtime or lockout or other material labor dispute involving Seller.

(iii)            Schedule 3.2(m)(iii) set forth each “employment loss” as defined in the Worker Adjustment and Retraining Notification Act that has occurred within the ninety days before the date hereof. Prior to the Closing, this schedule shall be updated to reflect all employment losses within the 90-day period ending as of the Closing Date.

(iv)            Schedule 3.2(m)(iv) lists each material Seller Benefit Plan. No Seller Benefit Plan is, nor is any other Employee Benefit Plan sponsored or required to be contributed to by Seller, a “multiemployer plan” as defined in Section 3(37) of ERISA; subject to Title IV or Section 302 of ERISA or Section 412 of the Code; or providing post-employment health or death benefits other than continued health coverage required by Code Section 4980B or similar state law. Each Seller Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable IRS determination letter or is the form of a prototype or volume submitter plan that is the subject of a favorable advisory or opinion letter from the IRS upon which the adopting employer is entitled to rely. To the Knowledge of Seller, nothing has occurred that would reasonably be expected to result in the revocation of such qualified status. The consummation of the transactions contemplated by this Agreement, without regard to any event occurring on or after the Closing Date, will not result in any “excess parachute payment” as defined in Section 280G of the Code.

(n)            [Intentionally Omitted].

(o)            Intellectual Property.

(i)            None of the Owned Transferred Intellectual Property is the subject of an application or registration with a Governmental Authority.

(ii)            None of the Owned Transferred Intellectual Property has been found to be invalid or unenforceable under applicable Law. To the Knowledge of Seller, the transactions contemplated under this Agreement will not (i) adversely affect the validity or enforceability of the Owned Transferred Intellectual Property, (ii) subject to obtaining any required consents from the licensors of licensed Transferred Intellectual Property, result in a loss of, or Lien or restriction on, any Transferred Intellectual Property or any license to Transferred Intellectual Property, (iii) result in the release or delivery of any Transferred Intellectual Property to any other Person, or (iv) result in the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Transferred Intellectual Property.

(iii)            Seller exclusively owns all right, title, and interest in and to all Owned Transferred Intellectual Property free and clear of Liens, other than Permitted Liens. Seller has not received any written notice of any claim of infringement or misappropriation from any Person with respect to the Owned Transferred Intellectual Property or the operation of the Facility or Facility FF&E, and to the Knowledge of Seller the use of the Owned Transferred Intellectual Property and the operation of the Facility and Facility FF&E has not and does not infringe or misappropriate the Intellectual Property of any Person. The use of the Owned Transferred Intellectual Property and the operation of the Facility and Facility FF&E is not subject to any pending or, to the knowledge of Seller, threatened litigation by any Person with respect to Owned Transferred Intellectual Property. To the Knowledge of Seller, no Person is infringing or misappropriating any Owned Transferred Intellectual Property.

(iv)            Schedule 3.2(o)(iv)(1) sets forth an accurate and complete list of all Facility Contracts under which the Seller has acquired or obtained, or has been licensed or otherwise granted, any license, permission or other right under or to utilize any material Intellectual Property with respect to the operation of the Facility or Facility FF&E. Schedule 3.2(o)(iv)(2) sets forth an accurate and complete list of all Contracts under which Seller has granted any other Person any license, permission or other right under or to utilize any material Transferred Intellectual Property. Except for (i) the Seller Names, (ii) the Excluded Intellectual Property and (iii) Intellectual Property licensed under any Contract not set forth on Schedule 3.2(o)(iv)(1), the Transferred Intellectual Property and the Licensed Transferred Intellectual Property collectively constitutes all Intellectual Property that is necessary and used for the operation of the Facility or the Facility FF&E.

(v)            Seller has taken commercially reasonable steps to maintain the secrecy and confidentiality of all Know-How that is a part of the Transferred Intellectual Property. Without limiting the foregoing, Seller has not disclosed any such Know-How to any Person, unless such disclosure was under an appropriate written nondisclosure agreement or to a Person subject to a fiduciary duty to maintain the confidentiality thereof. To the Knowledge of Seller, there has been no violation or unauthorized disclosure of any such Know-How by Seller.

(p)            Assumed Accounts Payable. All Assumed Accounts Payable have arisen from bona fide transactions entered into by Seller in the Ordinary Course of Business.

(q)         Absence of Other Representations and Warranties Regarding Transferred Assets. Except for the express representations and warranties of Seller set forth in Sections 3.1 or 3.2, none of Seller, its Affiliates or any other Person has made any representation or warranty as to the Transferred Assets, the Assumed Obligations, this Agreement or the Related Agreements or any other documents or information made available to Purchaser by Seller.

Section 3.3      Additional Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller that the following statements contained in this Section 3.3 are true and correct as of the date of this Agreement and shall be true and correct on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.3):

(a)            Organization. Purchaser is validly existing and (where such concept is applicable) in good standing under the Laws of the State of Ohio.

(b)            Compliance with Laws. Purchaser is in compliance with all applicable Laws, including all anti-corruption, anti-bribery, export control, import control and economic sanctions Laws of the United States and any other relevant jurisdiction.

(c)            Independent Investigation; Environmental Disclosure.

(i)            Purchaser has conducted its own independent investigation, analysis, and evaluation to the full satisfaction of Purchaser of the Transferred Assets and the Assumed Obligations and of the physical nature and condition, including the environmental condition, of the Facility. Purchaser acknowledges and agrees that: (A) in making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements, Purchaser has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Seller set forth in Section 3.1 and Section 3.2; (B) except for the express representations and warranties of Seller set forth in Section 3.1 and Section 3.2, none of Seller, its Affiliates or any other Person has made any representations or warranty as to the Transferred Assets, the Assumed Obligations, this Agreement or the Related Agreements, including with respect to (1) merchantability or fitness for any particular use or purpose, (2) the operation of the Facility or the ownership of the Transferred Assets, in each case by Purchaser after the Closing, (3) the accuracy or completeness of any information, written or oral, relating to the Transferred Assets or the Assumed Obligations or (4) regarding the physical nature and condition, including the environmental condition, of the Facility or the compliance status with applicable Environmental Laws of any and all equipment, processes, or operations at, on or in the Facility; and (C) except for the express representations and warranties of Seller set forth in Section 3.1 and Section 3.2, Purchaser has not relied on any representations or warranties of any nature made by or on behalf of or imputed to Seller, any of its Affiliates or any other Person. Purchaser confirms to Seller that Purchaser is sophisticated and knowledgeable about the Transferred Assets, the Assumed Obligations, the Related Agreements and the relevant industries and is capable of evaluating the matters set forth above.

(ii)            Without limiting the foregoing, Purchaser acknowledges that: (A) Seller has informed Purchaser that the Facility may contain asbestos insulation and other asbestos-containing material (“ACM”), surfaces coated with lead-based paint (“LBP”), or surfaces including portions of the roof containing imbedded lead material (“ILM”); (B) there may be Debris located on or under the surface of the Facility; and (C) the Real Property may contain wetlands and woodlands that may be subject to regulation under applicable Law, including Environmental Laws.

ARTICLE IV
COVENANTS

Section 4.1             Interim Covenants.

(a)           During the period commencing on September 1, 2021 and ending on the Closing Date, the Operating Costs and the Expansion Costs incurred by Seller and approved (or deemed approved) by Purchaser in accordance with Section 4.1(b), (c) or (d) shall be (i) included in the Closing Reimbursement Payment to the extent such Operating Costs or Expansion Costs were paid by Seller prior to Closing or (ii) included in Assumed Accounts Payable to the extent such Operating Costs or Expansion Costs were incurred but not paid by Seller prior to Closing.

(b)            (i) Set forth on Schedule 4.1(b)(i) is a schedule of all Expansion Costs incurred by Seller since September 1, 2021 that have been approved by Purchaser. (ii) Set forth on Schedule 4.1(b)(ii) is a schedule of certain Expansion Costs incurred by Seller since September 1, 2021 that have not, as of the date hereof, been approved by Purchaser; provided, that Purchaser shall notify Seller by no later than December 15, 2021 whether the Expansion Costs listed on Schedule 4.1(b)(ii) are approved.

(c)          During the Interim Period, the Parties shall hold weekly meetings to discuss and review proposed Expansion Costs, which Purchaser shall approve or reject in its sole discretion by no later than the third weekly meeting after such Expansion Costs are first proposed. In advance of each such meeting, Seller shall provide Purchaser with such information as may be reasonably requested by Purchaser to review any proposed Expansion Costs. In the event (i) Seller reasonably determines that any Expansion Costs are required to be incurred in exigent circumstances to prevent an imminent material and adverse impact on the business or operations of the Facility and (ii) such Expansion Costs are less than $100,000, then Seller may request in writing Purchaser’s approval of such Expansion Costs (the “Emergency Expansion Costs”), which Purchaser may approve or reject in its sole discretion; provided, that if Purchaser fails to respond to such a request within 5 Business Days of its receipt thereof, such Emergency Expansion Costs shall be deemed approved by Purchaser. For a written request by Seller for approval of Emergency Expansion Costs to be valid hereunder, Seller must deliver such written request via email to the three Purchaser Representatives designated by Purchaser to Seller for this purpose.

(d)          During the period commencing on September 1, 2021 and ending on the Closing Date, 38% of all Operating Costs incurred by Seller and that are, consistent with past practice, recorded under the departments and GL codes set forth on Schedule 4.1(d)(i) (the “Approved Operating Costs”), are hereby approved by Purchaser; provided, such approval shall be limited to no more than $3,000,000 of Approved Operating Costs per month. By no later than the 10th day of each month, Seller shall provide to Purchaser a monthly forecast of all Operating Costs that, consistent with past practice, would be recorded under the departments and GL codes set forth on Schedule 4.1(d)(i) (the “Specified Operating Costs”) for the next succeeding month, which monthly forecast shall be in form and substance as Purchaser may reasonably request. No later than the 20th day after the end of each month, Seller shall provide to Purchaser a statement setting forth the actual Specified Operating Costs incurred by Seller for such prior month. After receipt of such statement, Purchaser shall have 10 Business Days to review the Specified Operating Costs set forth on such statement and deliver to Seller any objection that any costs set forth on such statement are not Specified Operating Costs. If Purchaser delivers any such objection, then Seller and Purchaser shall negotiate in good faith to resolve Purchaser’s objection. Seller shall provide Purchaser and its Representatives reasonable access during normal business hours to the personnel of, and work papers prepared by, Seller and its Representatives, to the extent they relate to the preparation of the statement of Specified Operating Costs. During the Interim Period, Purchaser and Seller may update Schedule 4.1(d)(i) from time to time to include additional departments and GL codes that Purchaser and Seller mutually agree, following a good faith review and discussion, are appropriate to be so included, which additional departments and GL code may include those set forth on Schedule 4.1(d)(ii).

(e)            During the Interim Period and subject to Section 4.1(f), if Seller enters into any Contract that would have been a Facility Contract if entered into prior to the date hereof, Seller shall promptly deliver a true and complete copy of such Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto, to Purchaser and Purchaser shall have the right to designate such Contract as an Assigned Contract by delivering written notice thereof promptly thereafter but in no event later than 20 Business Days prior to the Closing.

(f)            During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement (the “Interim Period”), except (x) as expressly permitted or contemplated by this Agreement or necessary to effectuate the transactions contemplated by this Agreement, (y) as required by applicable Law or Order (including any action taken, or omitted to be taken, in response to the COVID-19 pandemic, that is required by Law or Order), or (z) as otherwise consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) operate in the Ordinary Course of Business, (b) maintain the Transferred Assets in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted and (c) Seller shall not, and shall cause each of its Subsidiaries not to:

(i)            sell, transfer or otherwise dispose of any of the Transferred Assets, other than Transferred Assets that are obsolete or have de minimis value;

(ii)         sell, transfer, dispose, disclose, abandon, dedicate to the public, or license to any other Person any of the Transferred Intellectual Property;

(iii)         enter into any material contract binding on the Transferred Assets (including any lease, sublease, license or other agreement for the use or occupancy of all or any portion of the Facility), or amend, modify, waive, release or assign any material Assigned Contract;

(iv)           terminate or reduce any insurance coverage covering the Transferred Assets;

(v)            declare, set aside, make or pay any cash dividends or other cash distributions in respect of any of its or its Subsidiaries’ capital stock, other than any dividends or distributions by a Subsidiary of Seller to Seller or to any other Subsidiary of Seller;

(vi)            remove any personal property from the Facility other than in the Ordinary Course of Business;

(vii)          demolish or remove any of the existing Improvements, or erect new Improvements on the Real Property or any portion thereof without the prior approval of Purchaser;

(viii)        in respect of the Transferred Assets, (A) settle or compromise any material Tax Liability or claim, (B) enter into any closing agreement relating to any Tax, (C) agree to an extension of a statute of limitations in respect of Taxes, or (D) incur any material Liability for Taxes other than in the Ordinary Course of Business consistent with past practice; or

(ix)            incur any Lien on any Collateral other than Permitted Liens;

(x)            incur any indebtedness for borrowed money or issue or sell any debt securities (collectively, “Indebtedness”), other than unsecured Indebtedness that is junior or pari passu to Seller’s obligation to repay the Secured Obligations pursuant to Section 9.2;

(xi)            change the compensation, incentive arrangements or other benefits to any Requested Employee, except for increases or bonuses made in the Ordinary Course of Business consistent with past custom and practice;

(xii)            with respect to any Requested Employee: (1) increase the compensation or benefits of, or grant any severance, retention or termination pay to (or enter into or amend any contract providing for such pay), except as required by applicable Law or in the Ordinary Course of Business consistent with past practice; (2) enter into (or adopt) any new, or amend any existing Employee Benefit Plan, except as required by applicable Law; (3) except for bonuses not to exceed $250,000 in the aggregate or $15,000 for any individual, make any bonus, commission or incentive compensation payment outside the Ordinary Course of Business; or (4) enter into any collective bargaining agreements; or

(xiii)            agree or commit to do any of the foregoing.

(g)            During the Interim Period, Seller shall provide Purchaser and its representatives and contractors access to the Facility for purposes of investigating its physical and environmental condition, including with respect to Releases of Hazardous Substances; compliance with Environmental Law and the BUSTR Covenant and Environmental Covenant; and the presence or potential presence of ACM, LBP, and/or ILM. Purchaser shall provide Seller with at least two (2) Business Days’ prior written notice of its desire to enter upon the Facility for purposes of this investigation. Any such investigation shall be conducted at a time and manner reasonably approved by Seller and subject to such reasonable workplace health and safety practices which Seller has in place for the Facility. Purchaser shall not be permitted to collect any soil, soil gas, groundwater, or indoor air samples without first (i) providing Seller with a detailed work plan identifying the applicable consultant and the type and specific locations of all proposed testing, and (ii) obtaining Seller’s prior written consent thereto, which consent Seller may give or withhold in Seller’s sole and absolute discretion. If desired, Purchaser’s consultant may, as part of a survey of the potential presence of such materials, collect samples of suspect ACM, LBP, or ILM-containing materials in accordance with industry standards.

(h)            Seller shall, and Purchaser shall, or shall cause its Affiliate to, use their commercially reasonable best efforts to agree upon and finalize the Contract Manufacturing Agreement and the Lease on or before April 30, 2022.

(i)            Purchaser and Seller shall use their commercially reasonable best efforts to enter into the Support Agreement during the Interim Period. Seller and Purchaser shall use their commercially reasonable efforts (which will not include the provision of any financial consideration) to (A) terminate the GM Option on or before the Closing and (B) cause to be released of record each of (x) the Memorandum of Options, dated February 11, 2020, between General Motors LLC and Seller, (y) the Memorandum of Options, dated November 5, 2020, between Ultium Cells LLC and Seller and (z) the Memorandum of Purchase Agreement, dated November 5, 2020, between Ultium Cells LLC and Seller, in each case on or before Closing.

(j)            Purchaser and Seller shall use their commercially reasonable best efforts to enter into a licensing agreement pursuant to which Seller licenses to Purchaser Seller’s Intellectual Property relating to its frame, rolling chassis and other technologies, subject to reasonable royalties or licensing fees and other terms mutually agreed to by the Parties.

(k)            Prior to the Closing, Purchaser and Seller shall use their commercially reasonable efforts to enter into a joint venture agreement (the “Joint Venture Agreement”) pursuant to which: (A) Seller and Purchaser shall allocate engineering resources to jointly design, engineer, develop, validate, industrialize, and launch vehicle programs (“CV Programs”) for the commercial vehicle market in North America and internationally using Purchaser’s MIH open platform; (B) Seller shall have the right to commercialize CV Programs in North America, subject to satisfying reasonable volume requirements and other customary conditions as well as the payment of reasonable and mutually agreed-upon licensing fees to Purchaser; (C) Purchaser shall have the right to manufacture any CV Vehicles manufactured in North America at the Facility, subject to negotiation and execution of a competitive contract manufacturing agreement; (D) Purchaser shall have the right to commercialize CV Programs outside North America, subject to satisfying reasonable volume requirements and other customary conditions as well as the payment of reasonable and mutually-agreed upon licensing fees to Seller. In connection with or prior to the execution of the Joint Venture Agreement, Seller or one or more of its Affiliates shall join the MIH Consortium and the Open EV Alliance as a vehicle engineering and development partner OEM. The Joint Venture Agreement shall also provide for the sharing of intellectual property rights commensurate with the parties’ respective contributions.

(l)            Seller shall use its commercially reasonable efforts to cooperate with, and support, Purchaser in its efforts to obtain economic and/or Tax incentives from the applicable Governmental Authorities in connection with its ownership and operation of the Business and the Transferred Assets; provided, that Seller shall have no obligation to cooperate or support Purchaser pursuant to this Section 4.1(l) unless Purchaser shall have agreed to reimburse Seller for its reasonable and documented out-of-pocket third party expenses incurred in connection with such efforts.

(m)            Parent and Seller shall maintain a minimum cash balance of at least (i) $100,000,000 from the date of this Agreement through January 1, 2022, (ii) $50,000,000 from January 1, 2022 through March 1, 2022 and (iii) $30,000,000 from March 1, 2022 through the Closing.

(n)           During the Interim Period, Seller shall preserve and maintain the security interests granted under the Collateral Documents, including taking any such action at its cost and expense to promptly discharge any Lien (other than Permitted Liens) on any Collateral and other security from time to time furnished under the Collateral Documents, and undertake all actions which are necessary or appropriate to (i) maintain Purchaser’s first priority security interest in and Lien on the Collateral or such other security in full force and effect at all times, and (ii) preserve and protect the Collateral or such other security and protect and enforce Seller’s rights and title and the rights of Purchaser to the Collateral or such other security, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation requested by Purchaser.

(o)          During the Interim Period, Seller shall (i) within 25 days after the end of each month, furnish to Purchaser the unaudited consolidated statements of income and cash flow and balance sheet as of the end of such month of Parent, which shall be prepared in accordance with generally accepted accounting principles consistently applied (the “Financial Statements”) and (ii) afford Purchaser and its Representatives reasonable access during business hours to (x) the officers and employees of Sellers and (y) the books of account, general, financial and operating records, invoices and other documents, records and files of Seller, including bank statements, records and files necessary to review and monitor weekly cash balances and disbursements; provided, that Seller shall not be obligated to provide such access or information if doing so would violate any applicable Law.

(p)            At least 10 Business Days prior to Closing, Seller shall provide to Purchaser a true and correct record of all changes in location to material Facility FF&E since the date of this Agreement so as to permit Purchaser to be able to reasonably locate such Facility FF&E.

(q)            No later than 11:59 p.m. on November 18, 2021, Seller shall provide to Purchaser a budget of weekly cash receipts, disbursements, and net cash flow for the immediately following thirteen (13) week period in a form and with sufficient detail as reasonably agreed by Purchaser (the “Initial Cash Budget”). No later than 11:59 p.m. Eastern Time on the Thursday of the fifth week of the Initial Cash Budget and the fifth week of each Updated Cash Budget during the Interim Period thereafter, Seller shall provide to Purchaser: (i) an updated cash forecast for the following thirteen (13) weeks (an “Updated Cash Budget”), and (ii) a variance analysis comparing (x) the previous 4 weeks of forecast from the respective previously submitted cash budget and (y) the actual cash receipts, disbursements, and net cash flow for the immediately preceding and comparable 4 week period.

Section 4.2             Seller Names.

(a)          Purchaser acknowledges that the Seller Names are and shall remain the property of Seller or its respective Affiliates and that nothing in this Agreement shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in the Seller Names to Purchaser or any Affiliate of Purchaser.

(b)            Purchaser acknowledges and agrees that it is expressly prohibited from making any use of the Seller Names and shall, at its own expense and as soon as practicable, but in no event later than 60 days after the Closing Date, remove, mask, or otherwise obfuscate the Seller Names from all Transferred Assets to the extent it is reasonably possible to do so.

Section 4.3             Taxes.

(a)            After the Closing, Seller and Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one Party to provide necessary information, records and documents relating to the Transferred Assets to the other Party. Seller and Purchaser shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes. Purchaser shall deliver to Seller drafts of any Tax Returns with respect to the Transferred Assets for any Tax period (or portion thereof) ending prior to the date of this Agreement at least 30 days prior to the due date for filing any such Tax Returns; provided, however, that if any such Tax Return is due fewer than 45 days after the Closing Date, Purchaser shall deliver such drafts to Seller as soon as reasonably practicable. Purchaser shall consider in good faith any comments provided by Seller in writing prior to the due date for filing with respect to any such Tax Return. Purchaser shall not settle, compromise or otherwise resolve any audit, examination or litigation relating to Taxes for any Tax period (or portion thereof) ending prior to the date of this Agreement without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            For all purposes under this Agreement (including the determination of Seller Taxes), (i) in the case of any Ad Valorem Taxes, the portion of such Tax attributable to any Pre-Signing Tax Period shall be deemed to be the amount of such Tax for the entire Signing Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Signing Straddle Period ending on the end of the date that is one day prior to the date hereof and the denominator of which is the number of days in the entire Signing Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, payroll, or receipts imposed with respect to the Transferred Assets or the Transferred Employees, the portion of such Tax for a Straddle Period attributable to any Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the end of the Closing Date.

(c)            Each of Purchaser and Seller shall pay one-half of all sales, use, transfer, real property transfer and conveyance fees, value added, recording, registration, stamp, stamp duty or similar Taxes and fees and all formalities and recording costs, arising out of the transfer of the Transferred Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Transferred Assets (collectively, “Transfer Taxes”). The Tax Returns relating to such Transfer Taxes shall be timely prepared by the Party legally obligated to make such filing. Seller and Purchaser agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(d)            Purchaser shall give written notice to Seller of the receipt of any notice by Purchaser or any of its Affiliates that involves the assertion of any claim for Taxes or the commencement of any Proceeding or audit with respect to Taxes for which Seller could have an indemnification obligation pursuant to this Agreement (each, a “Tax Claim”); provided, however, that the failure of Purchaser to give such prompt notice shall not affect Seller’s indemnification obligations under this Agreement except to the extent Seller is materially prejudiced thereby. Seller may (at its own expense), participate fully in and control the defense of a Tax Claim and to employ counsel of its choice for such purpose, provided that (i)  Seller provides such written notice within 10 days after receiving notice from Purchaser of such Tax Claim, (ii) Seller shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such Proceeding, and (iii) Seller shall not, without the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), agree to any settlement of or appeal any adverse determination with respect to such Tax Claim. Purchaser shall have the right to control any Tax Claim that is not controlled by Seller pursuant to this Section 4.3(d); provided, that Purchaser shall not, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), agree to any settlement of or appeal of any adverse determination with respect to such Tax Claim. In the event of any conflict between the provisions of this Section 4.3(d) and Sections 8.5, 8.6, or 8.7 with respect to any audit, Proceeding, or other examination relating to Taxes, the provisions of this Section 4.3(d) shall control.

(e)           Any refunds (or credits for overpayment) of Taxes, including any interest received from a Governmental Authority thereon, attributable to any Tax period (or portion thereof) ending before the Closing Date shall be for the account of Seller. Within ten (10) days of any receipt by Purchaser or any of its Affiliates of any such refund (or credit for overpayment), Purchaser shall pay over any such refund (or the amount of any such credit), including any interest thereon, to Seller.

(f)           Purchaser and its Affiliates shall not amend any Tax Returns, make or change any Tax election, file any Tax Returns in a jurisdiction where Seller has not historically filed Tax Returns, initiate discussions or examinations with any Tax authority, or make any voluntary disclosures, in each case with respect to any Seller Taxes.

Section 4.4             Notice Regarding Environmental Covenant and BUSTR Covenant.

(a)            Purchaser acknowledges and agrees that a portion of the Real Property being conveyed pursuant to this Agreement and the Limited Warranty Deed is subject to the activity and use limitations and to the rights of access set forth in the Environmental Covenant, and that the Notice and Acknowledgement of Conveyance of Environmental Covenant being delivered at the Closing shall constitute the notice required to be delivered under Section 7 of the Environmental Covenant. Purchaser shall notify the Ohio Environmental Protection Agency and the United States Environmental Protection Agency within 30 days after the date of this Agreement, which notice shall include (i) the name, address and telephone number of Purchaser, (ii) a copy of the Special Warranty Deed, (iii) a legal description of the Real Property, (iv) a survey map of the Real Property, (v) the date of this Agreement and (vi) a written acknowledgment by Purchaser that it is bound by the Environmental Covenant. From and after the Closing, Purchaser shall constitute the “Owner” under the Environmental Covenant, and Purchaser shall, and shall cause any subsequent transferee of any interest in the Restricted Area to, perform all obligations and comply with all requirements applicable to “Owner” set forth therein, including those set forth in Section 7 of the Environmental Covenant with respect to any subsequent conveyance of any interest in the Restricted Area.

(b)            Purchaser acknowledges and agrees that a portion of the Real Property being conveyed pursuant to this Agreement and the Limited Warranty Deed is subject to the activity and use limitations and to the rights of access set forth in the BUSTR Covenant. Purchaser acknowledges and agrees that the BUSTR Covenant is binding upon Purchaser and runs with the land and that the Limited Warranty Deed shall include a notification substantially in the form provided in Section 9 of the BUSTR Covenant. Purchaser agrees to notify Seller and State of Ohio, Division of the State Fire Marshal, Bureau of Underground Storage Tank Regulations (“BUSTR”) within 30 days after the date of this Agreement, which notice shall include (i) the name, address and telephone number of Purchaser, (ii) a copy of the Limited Warranty Deed, (iii) a legal description of the Real Property, (iv) a survey map of the Real Property, and (v) the date of this Agreement. From and after the Closing, Purchaser shall constitute the “Owner” under the BUSTR Covenant, and Purchaser shall, and shall cause any subsequent transferee of any interest in the Restricted Area to, perform all obligations and comply with all requirements applicable to “Owner” set forth therein, including those set forth in Section 9 of the BUSTR Covenant with respect to any subsequent conveyance of any interest in the Restricted Area.

(c)           Purchaser and its applicable Affiliates shall be liable and responsible for obtaining, modifying or transferring all Environmental Permits required for the ownership of the Transferred Assets and the operation of the Facility from and after the Closing, including to the extent applicable obtaining the required Consents with respect to transferring Environmental Permits.

Section 4.5             Consents and Approvals.

(a)            Purchaser acknowledges that the Consents set forth on Schedule 3.2(b)(iii) may be required from third parties with respect to the applicable Assigned Contracts and that such Consents have not been obtained as of the date hereof. Purchaser agrees that neither Seller nor any of its Affiliates shall have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such Consents (other than the Required Consents) except to the extent arising out of Sellers’ Fraud, violation of Law, breach of Contract or breach of this Agreement. Seller agrees to exercise commercially reasonable efforts to obtain as soon as practicable after the date of this Agreement the any such Consents contemplated by this Section 4.5 in respect of the Assigned Contracts.

(b)            If any third-party Consent has not been obtained prior to the Closing with respect to any Assigned Contract as contemplated by Section 4.5(a), then until such time as such Consent is obtained, (i) Purchaser shall be entitled to the benefits of the Assigned Contract in question accruing after the Closing to the extent (and only to the extent) that Seller or its applicable Affiliate may provide such benefits (A) without violating the terms of such Assigned Contract or any Law and (B) without incurring any material expense or otherwise taking any material actions or measures (including hiring additional employees), (ii) Purchaser shall perform, at its sole cost and expense, the obligations of Seller or such Affiliate to be performed after the Closing under the Assigned Contract in question and (iii) Purchaser shall indemnify the Seller Indemnified Parties against, be liable to the Seller Indemnified Parties for and hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by each Seller Indemnified Party in connection with any such arrangement or any such Assigned Contract; provided, however, that in no event shall Purchaser be entitled to receive such benefits beyond the term of any Assigned Contract and neither Seller nor any of its Affiliates shall have any obligation to renew or replace any Assigned Contract upon the expiration or termination thereof.

Section 4.6             Confidentiality. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Purchaser shall hold, and shall cause its Representatives to hold, all information received, directly or indirectly, from Seller or its Representatives in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.

Section 4.7             No Solicitation of Transactions.

(a)            Parent agrees that (i) Parent and its Subsidiaries shall not, and (ii) Parent and its Subsidiaries shall use their reasonable best efforts to ensure that their respective Representatives shall not, directly or indirectly, (A) solicit, initiate or knowingly encourage the making of any proposal that constitutes or is reasonably likely to lead to a Transaction Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any of Parent’s or its Subsidiaries’ confidential information with respect to, any Transaction Proposal or (C) enter into any Transaction Proposal Documentation with respect to a Transaction Proposal. Parent shall, shall cause its Subsidiaries to, and shall direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Transaction Proposal.

(b)            In addition to the obligations of Parent and Seller set forth in Section 4.7(a), Parent and Seller shall as promptly as reasonably practicable advise Purchaser of the receipt of any Transaction Proposal after the date of this Agreement and the material terms and conditions of any such Transaction Proposal. Parent and Seller shall keep Purchaser reasonably informed of any material developments with respect to any such Transaction Proposal (including any material changes thereto).

Section 4.8             HSR Act and Other Filings and Consents.

(a)            The Parties shall cooperate with one another in submitting any required filings with any Governmental Authority, or any required actions, consents, approvals or waivers from any party to any Contract, in connection with the consummation of the transactions contemplated by this Agreement, including any filings required under the HSR Act and any other antitrust laws. Purchaser and Seller shall share equal responsibility for all filing fees required under the HSR Act. The Parties shall submit any filings required under the HSR Act as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement.

(b)            Each Party shall use its respective commercially reasonable efforts to obtain requisite clearances and approvals under the HSR Act and any other antitrust laws. Each Party shall coordinate and cooperate with the other Parties in connection with such efforts, including keeping the other Parties promptly informed of any material communication received from any Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice, and providing the other Parties with reasonable opportunities to review and comment on proposed communications with any Governmental Authority and consult and participate, if possible, in meetings with any Governmental Authority. Each Party shall promptly provide the other Party with copies of all written communications from any Governmental Authority relating to antitrust laws.

(c)            Except as specifically required by this Agreement, neither Party shall knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

Section 4.9             Regulatory Authorizations.

(a)          Seller, on the one hand, and Purchaser, on the other hand, shall use reasonable best efforts to work cooperatively together to, as promptly as reasonably practicable, complete governmental processes pursuant to Section 721 in connection with this Agreement. Seller and Purchaser shall: (i) as promptly as reasonably practicable, and in any event within twenty (20) Business Days from date of signing of this Agreement, submit a draft joint voluntary notice (“Draft CFIUS Notice”) to CFIUS and complete the consultation process contemplated by 31 C.F.R. § 800.501(g) with respect to the contemplated transaction; (ii) as promptly as practicable and, in any event, within five (5) Business Days of CFIUS notification that the Draft CFIUS Notice meets the requirements of 31 C.F.R. § 800.502 and is, accordingly, complete, file with CFIUS the formal Joint Voluntary Notice as contemplated by 31 C.F.R. § 800.501(a); (iii) provide CFIUS with additional or supplemental information responsive to any requests from CFIUS or its member agencies during the CFIUS process within the time frame designated by CFIUS; and (iv) use their respective reasonable best efforts to, as promptly as practicable, obtain CFIUS Clearance and to prevent impediments to consummation of the contemplated transactions hereunder, provided, however, that Purchaser shall be required to accept CFIUS mitigation terms so long as the mitigation measures, individually or in the aggregate, would not have a “Material Adverse Effect”. Solely for purposes of this Section 4.9(a), a “Material Adverse Effect” means CFIUS mitigation terms that require:

(i)            selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, key assets or key categories of assets or businesses of Purchaser or its Affiliates that are material to Purchaser’s or its Affiliates’ investments and operations in electric vehicle manufacturing;

(ii)            terminating existing key relationships, contractual rights or obligations of Purchaser or its Affiliates that are material to Purchaser’s or its Affiliates’ investments and operations in electric vehicle manufacturing;

(iii)           terminating any existing or contractually planned key venture or other arrangement of Purchaser or its Affiliates that are material to Purchaser’s or its Affiliates’ investments and operations in electric vehicle manufacturing; or

(iv)           restricting or adversely impacting in a material manner a key business line or business opportunity of Purchaser or any of its Affiliates that is not focused on electric vehicle manufacturing.

(b)            Each of Purchaser and the Seller shall promptly notify the other Party of any substantive communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority to the extent that it does not contain confidential business information, the Government Authority has requested or directed that the communication not be shared, or sharing of the information would waive a privilege. Subject to the Confidentiality Agreement and the requirements of applicable Law, the Parties will provide each other with copies of all substantive correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement so long as that they do not contain confidential business information, the Government Authority has requested or directed that the correspondence, filings or communications not be shared, or sharing of the information would waive a privilege. Purchaser and Seller shall split equally all filing fees in connection with the submission of the CFIUS Notice.

Section 4.10        Non-Solicitation; Non-Competition.

(a)            Commencing from the date hereof and ending on the earlier to occur of (a) the first anniversary of the Closing Date and (b) the first anniversary of the termination of this Agreement in accordance with its terms, except pursuant to Article V, none of Purchaser or any of its Affiliates shall, directly or indirectly solicit for employment or hire any employee of Seller or its Affiliates, or solicit, induce or encourage any employee of Seller or its Affiliates to leave, alter or cease his or her relationship with Seller; provided, however, that this Section 4.10 shall not apply with respect to Purchaser or any of its Affiliates (i) soliciting or employing any employee whose employment with Seller or its Affiliates has been terminated at least six (6) months prior to such solicitation or employment, (ii) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet or social media), (iii) engaging any recruiting firm or similar organization to conduct a search on behalf of Purchaser or any of its Affiliates that is not targeted specifically at any employees of Seller or any of its Affiliates.

(b)            During the period from the Closing Date until April 30, 2024, none of Purchaser or any of its Affiliates shall start the production of any commercial full size electric pickup truck at the Facility, other than pursuant to a contact manufacturing agreement between the Parties, so long as a contract manufacturing agreement is in effect between the Parties.

Section 4.11        Casualty or Condemnation Loss.

(a)            If all or any portion of the Transferred Assets shall, prior to the Closing Date, be materially (i.e., more than $75,000,000) damaged or destroyed as a result of a Casualty Event, then Purchaser may elect, in its sole discretion, to terminate this Agreement by written notice to Seller. Such election to terminate must be made within thirty (30) days of the date of the Casualty Event. If Purchaser does not exercise its right to terminate within said thirty (30) day time period, then this Agreement shall remain in force and effect and the terms set forth in Section 4.11(b) shall control.

(b)            If all or any portion of the Transferred Assets shall, prior to the Closing Date, be damaged or destroyed as a result of a Casualty Event to a non-material extent (i.e., $75,000,000 or less), Purchaser and Seller shall remain obligated to perform this Agreement. Seller shall provide prompt written notice to Purchaser upon the occurrence of a Casualty Event. Purchaser shall, within 45 days of receiving notice of the Casualty Event, elect in writing to either have (i) Seller cause the Transferred Assets affected by any such Casualty Event to be repaired, replaced or restored to Purchaser’s reasonable satisfaction to at least the same condition as such Transferred Assets were in prior to such Casualty Event, at Seller’s sole cost (but only to the extent of Seller’s receipt of insurance proceeds or awards, as promptly as reasonably practicable, or (ii) Purchaser shall receive all sums paid to Seller by third parties by reason of such Casualty Event to the extent (and only to the extent) attributable to the Transferred Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties arising out of such Casualty Event to the extent (and only to the extent) attributable to the Transferred Assets; provided, however, that Seller will reserve and retain (and Purchaser will assign to Seller) all rights, title and interests and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against third parties.

(c)            If the Closing or the Outside Termination Date is expected to occur prior to the expiration of the 45 day period referenced in Section 4.11(b), then the Closing Date and the Outside Termination Date, as applicable, shall be postponed, if necessary, to 30 days after Purchaser’s election in Section 4.11(b).

ARTICLE V
EMPLOYEES AND EMPLOYEE BENEFITS

Section 5.1          Transferred Employees. Seller shall cooperate with and shall make available to Purchaser, to the extent permitted by applicable Law, all information and documents as may be necessary to assist and coordinate the employment by Purchaser of the Requested Employees; provided, however, that any offer of employment by Purchaser to a Requested Employee shall be expressly contingent upon that Requested Employee executing, in a form reasonably acceptable to Seller, a written general release of claims, including a waiver of any severance, termination or similar benefit that arises from Seller’s termination of that Requested Employee’s employment (the “Waiver”).

Section 5.2          Timing of Offers to Requested Employees. Commencing after the satisfaction of the condition set forth in Section 6.1(b), Purchaser may, at any time or from time to time thereafter, offer employment in writing, effective as of such date as may be determined by Purchaser (but in no event later than the Closing Date), to any of the Requested Employees; provided, that (a) if such offer contemplates a Hiring Date prior to the anticipated Closing Date, Purchaser obtains Seller’s written consent prior to making such offer (including any such consent obtained on or prior to the date hereof), (b) such offer is subject to the Waiver and (c) such offer of employment shall have been made to all Requested Employees no later than 20 Business Days prior to the Closing. Purchaser agrees that, in the event a Requested Employee declines Purchaser’s offer of employment, Purchaser shall not make a subsequent offer of employment to that Requested Employee for at least twelve (12) months after the original offer is declined.

Section 5.3          Terms of Requested Employee Offers.

(a)            Each written offer to a Requested Employee shall:

(i)            advise the Requested Employee of his or her position with Purchaser, which position shall be a position requiring comparable skills and abilities as his or her position immediately prior to the applicable Hiring Date, and at the same geographic work location;

(ii)            state an annual base salary (or base hourly wage rate, as applicable), incentive compensation and benefits, which shall be reasonably competitive with market rates and shall be substantially comparable in value, when taken as a whole, to those to which such Requested Employee was provided or entitled prior to the applicable Hiring Date (excluding equity-based compensation).

(b)            Purchaser shall be responsible for any severance payable to any Transferred Employee whose employment with Purchaser or its Affiliates is terminated after the Hiring Date.

Section 5.4           Vacation.

(a)            Except to the extent otherwise required by applicable Law, Purchaser shall assume (and Seller shall be relieved of) all Liabilities for all accrued but unused vacation benefits of the Transferred Employees (the “Assumed Vacation Liabilities”), which, for each such Transferred Employee, shall be identified by Seller in the form of Schedule 5.4(a) and included as part of the Estimated Statement delivered pursuant to Section 2.3(c). The Purchase Price shall be reduced by the aggregate dollar value of the Assumed Vacation Liabilities, and Purchaser’s assumption of the Assumed Vacation Liabilities shall be contingent upon such Purchase Price reduction being provided to Purchaser. Purchaser shall permit each Transferred Employee, during the balance of the calendar year in which such Transferred Employee becomes an employee of Purchaser, (i) to accrue additional vacation days, if any, to which such Transferred Employee would have been entitled for such calendar year under the vacation policy of Seller and its Affiliates covering such Transferred Employee immediately prior to the Closing Date at the rate applicable to such Transferred Employee under such vacation policy and (ii) to take vacation days in respect of the amount of unused vacation assumed by Purchaser with respect to each such Transferred Employee and in respect of the amount of any vacation days accrued during the balance of the calendar year during which such Transferred Employee becomes an employee of Purchaser to the extent any such Transferred Employee could take vacation days under the vacation policy of Seller and its Affiliates covering such Transferred Employee immediately prior to the Closing.

(b)            For the first calendar year following the year in which such Transferred Employee becomes an employee of Purchaser, such Transferred Employee shall receive vacation benefits under the terms of the vacation benefit policies of Purchaser applicable to similarly situated employees of Purchaser and its Affiliates after giving vacation service credit for such Transferred Employee as provided in Section 5.4(a).

Section 5.5          Post-Hiring Benefits.

(a)            For each Transferred Employee, as of such Transferred Employee’s Hiring Date, Purchaser and its Affiliates shall provide such Transferred Employee with employee benefits that satisfy the requirements of this Section 5.5.

(b)            Purchaser agrees to use commercially reasonable efforts to allow Transferred Employees to be eligible immediately on their Hiring Date to commence participation in the Purchaser Benefit Plans without regard to any eligibility period, waiting period, elimination period, evidence of insurability or medical certification requirements, or pre-existing condition limitations. Purchaser and its Affiliates will recognize all service of the Transferred Employees with Seller or any of its Affiliates and with any predecessor employer (to the extent such predecessor employer service was taken into account under the applicable Seller Benefit Plans) for purposes of eligibility and vesting (excluding vesting for equity-based compensation, change in control, retention and similar benefits) under all Purchaser Benefit Plans and for purposes of calculating vacation accrual under the vacation pay programs of Purchaser and its Affiliates applicable to the Transferred Employees. With respect to each Transferred Employee, Purchaser and its Affiliates further agree to use commercially reasonable efforts to provide credit for deductible, co-payment and out-of-pocket payments incurred by Transferred Employees under the Seller Benefit Plans that provide group health benefits for the year in which the Hiring Date occurs for such Transferred Employee under the Purchaser Benefit Plans that provide group health benefits.

(c)            As soon as practicable after the date of this Agreement, to the extent permitted by applicable Law, Purchaser shall establish or designate one or more Purchaser Benefit Plans that are defined contribution plans for the benefit of the Transferred Employees (the “Purchaser Savings Plan”), and take all necessary action to cause the Purchaser Savings Plan to be tax-qualified under the applicable provisions of the Code (to the extent the Purchaser Savings Plan is not so tax-qualified), and make any and all filings and submissions to the appropriate Governmental Authorities required to be made by Purchaser with respect to the establishment or designation of such Purchaser Savings Plan. Purchaser shall take all actions necessary to allow each Transferred Employee to make eligible rollover contributions to the Purchaser Savings Plan of their account balances, including loans, under the savings plans of Seller and its Affiliates as soon as practicable following such Transferred Employee’s Hiring Date.

Section 5.6          Termination/Claims of Transferred Employees.

(a)            Purchaser shall bear the cost and expense of the termination by Purchaser or any of its Affiliates of the employment of any Transferred Employee on and after such Transferred Employee’s Hiring Date.

(b)            Purchaser shall bear all Liability for any claims of any Transferred Employee arising out of the employment or termination of such Transferred Employee by Purchaser or any of its Affiliates on and after such Transferred Employee’s Hiring Date.

Section 5.7          No Right to Continued Employment. Nothing contained in this Agreement shall confer upon any Transferred Employee any right to employment or continued employment with Purchaser or its Affiliates or interfere with the right of Purchaser or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time after the Closing. Nor shall anything contained in this Agreement be deemed to be an employee benefit plan, program or arrangement or the amendment of an employee benefit plan, program or arrangement.

Section 5.8           Employee-Related Liabilities.

(a)            Except for the Assumed Vacation Liabilities, Seller or its designated Affiliate shall retain all assets and Liabilities related to the Seller Benefit Plans whether incurred before, on or after the applicable Hiring Dates of the Transferred Employees, and neither Purchaser nor any of its Affiliates shall have any Liability with respect thereto. Except as otherwise expressly provided to the contrary in this Article V, Purchaser shall be liable and responsible for all Liabilities and obligations in respect of benefits accrued on and after the applicable Hiring Date by Transferred Employees under the Purchaser Benefit Plans, and neither Seller nor any of its Affiliates shall have any Liability with respect thereto.

(b)            Except as otherwise expressly provided to the contrary in this Article V, Seller and its Affiliates shall, in the Ordinary Course of Business (including with respect to the timing of any payments), retain, bear and discharge all Liabilities for claims of Transferred Employees incurred under the Seller Benefit Plans and Purchaser and its Affiliates shall bear and discharge all Liabilities for claims of Transferred Employees incurred under the Purchaser Benefit Plans.

Section 5.9           Employee Matters Indemnity. Purchaser shall indemnify the Seller Indemnified Parties against, be liable to the Seller Indemnified Parties for and hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by each Seller Indemnified Party relating to (a) offers of employment made by Purchaser or its Affiliates to Requested Employees, (b) the hiring, employment or termination of the Transferred Employees by Purchaser or its Affiliates on and after the applicable Hiring Date, (c) all Liabilities and obligations in respect of Purchaser Benefit Plans or (d) any failure of Purchaser or its Affiliates to discharge their respective obligations under this Article V arising either before, on or after the applicable Hiring Date. Seller shall indemnify the Purchaser Indemnified Parties against, be liable to the Purchaser Indemnified Parties for and hold each Purchaser Indemnified Party harmless from, any and all Losses incurred or suffered by each Purchaser Indemnified Party relating to (a) the Seller’s and its Affiliates’ employment or termination of the Transferred Employees, or (b) except for the Assumed Vacation Liabilities, all Liabilities and obligations in respect of Seller Benefit Plans.

Section 5.10        Workers’ Compensation. Except as otherwise provided under an applicable workers’ compensation insurance policy or fund or as otherwise determined by an applicable Governmental Authority with respect to workers’ compensation, Seller and its Affiliates shall be liable and responsible for all workers’ compensation claims by any Transferred Employee arising out of any injuries and diseases first incurred, sustained or resulting from work-related exposures or conditions prior to such Transferred Employee’s Hiring Date (regardless of whether the claim related thereto is filed after the applicable Hiring Date). Purchaser shall be liable and responsible for all workers’ compensation claims by any Transferred Employee arising out of any injuries and diseases first incurred, sustained or resulting from work-related exposures or conditions on or after the Hiring Date for such Transferred Employee.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1          Conditions to Obligations of All Parties. The obligations of each Party under this Agreement to be performed at Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)            The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(c)            CFIUS Clearance has been obtained.

Section 6.2          Conditions to Obligations of Seller. The obligations of Seller under this Agreement to be performed at Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)            The Purchaser Fundamental Representations in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). The other representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (without giving effect to any materiality qualifications therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). Purchaser shall have delivered to Seller a certificate dated as of the Closing Date to that effect, duly executed by an authorized signatory.

(b)            Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Purchaser shall have delivered to Seller a certificate dated as of the Closing Date to that effect, duly executed by an authorized signatory.

(c)            At Closing, and concurrently with the making of the deliveries by Seller as set forth in Section 7.2, Purchaser shall have delivered to Seller the deliveries contemplated by Section 7.3.

Section 6.3          Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to be performed at Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)            The Seller Fundamental Representations in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). The other representations and warranties made by Seller in this Agreement shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations to be so true and correct would not have a Seller Material Adverse Effect. Seller shall have delivered to Purchaser a certificate dated as of the Closing Date to that effect, duly executed by an authorized signatory.

(b)            Each Consent set forth on Schedule 6.3(b) (the “Required Consents”) shall have been obtained, and shall be in full force and effect.

(c)            Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have delivered to Seller a certificate dated as of the Closing Date to that effect, duly executed by an authorized signatory.

(d)            At Closing, and concurrently with the making of the deliveries by Purchaser as set forth in Section 7.3, Seller shall have delivered to Purchaser the deliveries contemplated by Section 7.2.

(e)            Since the date of this Agreement, there shall not have been any event or circumstance which has resulted in a Seller Material Adverse Effect, and no event has occurred or circumstances exists that would reasonably be expected to result in a Seller Material Adverse Effect.

(f)             Purchaser shall have obtained a title insurance policy from the Title Company (which may be in the form of a mark-up of a pro forma of a commitment for an ALTA Owner’s Title Insurance Policy 2021 Form for the Real Property issued by the Title Company prior to the Closing Date (the “Owner’s Title Commitment”, collectively with the Loan Title Commitment, the “Title Commitments”), insuring Purchaser’s fee simple title to the Real Property as of the date of Closing (including all recorded appurtenant easements insured as separate legal parcels), with gap coverage from the Seller through the date of recording, subject only to Permitted Liens, in the amount that is the lesser of (i) the Purchase Price or (ii) the amount Purchaser reasonably determines to be the value of the Real Property insured thereunder (the “Owner’s Title Policy”, collectively with the Loan Title Policy, the “Title Policies”). The Owner’s Title Policy shall include an extended coverage endorsement (insuring over the general or standard exceptions), ALTA Form 3.1 zoning (with parking and loading docks) and all other endorsements reasonably requested by Purchaser, in form and substance reasonably satisfactory to Purchaser. Each of Purchaser and Seller shall pay one half of all fees, costs and expenses with respect to the Owner’s Title Commitment and Owner’s Title Policy and endorsements.

(g)            Purchaser shall have obtained a survey for the Facility, dated no earlier than thirty (30) days prior to the date of Closing, prepared by a licensed surveyor reasonably satisfactory to Purchaser, and conforming to 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6(b), 7(a) and (b)(1), 8, 9, 11(a), 13, 14, 16, 17, and 19, and such other standards as the Title Company requires as a condition to the removal of any survey exceptions from the Owner’s Title Policy, and certified to Purchaser, Purchaser’s lender and the Title Company, in a form reasonably satisfactory to each of such parties (the “Survey”). The Survey shall not disclose any material encroachment from or onto any of the Real Property or any portion thereof or any other material survey defect which has not been cured or, provided the Title Company will issue a further assurance endorsement with respect to such defect, insured over to Purchaser’s reasonable satisfaction prior to the Closing. Seller shall pay all fees, costs and expenses with respect to the Survey.

(h)            Purchaser shall have obtained a zoning report, at Seller’s sole cost and expense, reasonably satisfactory in form and substance to Purchaser, that certifies to Purchaser, among other things, that the Facility complies in all material respects with all zoning and building code ordinances of the Governmental Authority having jurisdiction over the Facility and, if the Facility does not comply, identifies the areas of non-compliance.

ARTICLE VII
CLOSING

Section 7.1           Closing. Unless otherwise agreed to by the Parties, the Closing shall take place remotely by exchange of documents and signatures, at 10:00 a.m. (Eastern Time), on the second Business Day after all of the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is referred to herein as the “Closing Date”. The Closing may be conducted by overnight mail, e-mail and wire transfer. All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by Seller and Purchaser.

Section 7.2           Deliveries by Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser each of the following:

(a)            the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;

(b)            the Notice and Acknowledgement of Conveyance of Environmental Covenant and Notice Upon Conveyance, each duly executed by Seller;

(c)            the Limited Warranty Deed, duly executed and notarized by Seller;

(d)            a certificate from Seller with respect to Seller’s status as a non-foreign person pursuant to Section 1445 of the Code;

(e)            an IRS Form W-9, duly completed and executed by the Seller;

(f)            to the extent not previously delivered, the Contract Manufacturing Agreement, duly executed by Seller;

(g)            the Lease, duly executed by Seller;

(h)            the Warrant Agreement, duly executed by Parent and Parent’s transfer agent;

(i)             all Transfer Tax and other tax declarations as may be required by Law in connection with the transactions contemplated by this Agreement, duly executed and sworn to by Seller and, to the extent required, by the Title Company and all other documents customarily delivered by Seller in the jurisdiction;

(j)             releases of all Liens, except for the Permitted Liens;

(k)            such evidence of the authority of Seller to consummate the Closing as the Title Company may reasonably require, delivered to the Title Company;

(l)             all documents reasonably required by the Title Company for the Closing and issuance of the Owner’s Title Policy;

(m)           a closing statement executed by Seller in form mutually acceptable to Seller and Purchaser, delivered to the Title Company; and

(n)            a memorandum of lease, duly executed by Seller.

Section 7.3          Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller each of the following:

(a)            the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser;

(b)            (i) the Notice and Acknowledgement of Conveyance of Environmental Covenant and Notice Upon Conveyance, each duly executed by Purchaser, and (ii) evidence reasonably acceptable to Seller that the Ohio Environmental Protection Agency and the United States Environmental Protection Agency have accepted Purchaser’s financial assurances required by the Environmental Covenant;

(c)            to the extent not previously delivered, the Contract Manufacturing Agreement, duly executed by Purchaser or its Affiliate;

(d)            the Lease, duly executed by Purchaser;

(e)            a memorandum of Lease, duly executed by Purchaser;

(f)             a release of security interest in all Excluded Assets, duly executed by Purchaser;

(g)            all documents reasonably required by the Title Company for the Closing and issuance of the Owner’s Title Policy;

(h)            a written notice with respect to all Assigned Contracts that Purchaser intends to assume during the time periods set forth in this Agreement; and

(i)             a closing statement executed by Purchaser in a form mutually acceptable to Seller and Purchaser, delivered to the Title Company.

ARTICLE VIII
INDEMNIFICATION

Section 8.1          Survival. Except in the case of Fraud, in which case liability and any related representation and warranty shall continue indefinitely, the representations and warranties contained herein shall survive the Closing for a period of fifteen (15) months after the Closing; provided, however, that each of the Purchaser Fundamental Representations, the Seller Fundamental Representations and the representations and warranties contained in Section 3.2(k), Section 3.2(l) and Section 3.2(m) shall survive the Closing and continue until 60 days after the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representations and warranties bars all claims with respect to such subject matter. No Party shall have any Liability with respect to claims first asserted in connection with any representation or warranty after the applicable survival period specified therefor in this Section 8.1. The covenants contained in this Agreement shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, indefinitely); provided, however, that, if the Closing occurs, an Indemnifying Person shall have no Liability for any breach of or failure to perform any covenant or agreement contained herein that by its terms was to be performed prior to the Closing unless a Claim Notice in accordance with Section 8.6 or 8.7 regarding such claim is given to the Indemnifying Person not later than the close of business on the date that is six months after the Closing.

Section 8.2          Indemnification by Seller. From and after the Closing, subject to the provisions of this Article VIII (including the limitations set forth in Sections 8.1 and 8.4), Seller shall indemnify Purchaser and its Affiliates (each, a “Purchaser Indemnified Party”) against, be liable to the Purchaser Indemnified Parties for and hold each Purchaser Indemnified Party harmless from, any and all Losses incurred or suffered by each Purchaser Indemnified Party to the extent arising out of any of the following:

(a)            any breach of or inaccuracy in any representation or warranty made by Seller in Article III;

(b)            any breach of or failure by Seller to perform any covenant or obligation of Seller contained in this Agreement;

(c)            any Excluded Asset or Retained Obligation; or

(d)            as expressly set forth in Sections 5.9 and 10.17.

Additionally, from the date hereof until the Closing, subject to the provisions of this Article VIII (including the limitations set forth in Sections 8.4 and 8.9), Seller shall indemnify the Purchaser Indemnified Parties against, be liable to the Purchaser Indemnified Parties for and hold each Purchaser Indemnified Party harmless from, any and all Losses incurred or suffered by each Purchaser Indemnified Party to the extent arising out of any of the following:

(i)            any breach of or inaccuracy in any representation or warranty made by Seller in the Security and Mortgage Agreement (a “Mortgage Representation Breach”); or

(ii)            any breach of or failure by Seller to perform any covenant or obligation of Seller contained in the Security and Mortgage Agreement.

Section 8.3              Indemnification by Purchaser. From and after the Closing, subject to the provisions of this Article VIII (including the limitations set forth in Sections 8.1 and 8.4), Purchaser shall indemnify Seller and its Affiliates (each, a “Seller Indemnified Party”) against, be liable to the Seller Indemnified Parties for and hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by each Seller Indemnified Party to the extent arising out of any of the following:

(a)            any breach of or inaccuracy in any representation or warranty made by Purchaser in Article III;

(b)            any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser contained in this Agreement;

(c)            any Assumed Obligation;

(d)            any Transferred Asset; or

(e)            as expressly set forth in Sections 5.9 and 10.17.

Section 8.4              Limitations on Liability.

(a)            IN NO EVENT SHALL ANY PARTY HERETO NOR ANY AFFILIATE OF ANY PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, REMOTE OR CONSEQUENTIAL DAMAGES, EXCEPT TO THE EXTENT THE SAME IS AWARDED TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

(b)            For the purpose of determining the amount of Loss, any “material,” “material respects,” “materiality,” or “Material Adverse Effect” (which shall instead be read as adverse effect or change) qualifiers or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect. If the Closing occurs, in no event shall any Party be entitled to rescission of the transactions consummated hereby.

(c)            For purposes of determining the amount of Losses for each indemnifiable claim against an Indemnifying Person (and any indemnification payments required to be made by such Indemnifying Peron), Losses shall be reduced by (i) any third-party insurance proceeds actually recovered with respect thereto, (ii) any indemnity, contributions or other similar payment actually received from any third party with respect thereto, and (iii) any Tax savings actually realized in the year such Loss is incurred and the subsequent year by any Indemnified Person that is attributable to any deduction or loss resulting from or arising out of such Loss. In any case where an Indemnified Person recovers any such amount described in this clause (c) or any other amount from a third party, in each case in respect of a matter for which an Indemnifying Person has made any indemnity payment for Losses to an Indemnified Person, such Indemnified Person shall promptly pay over to the Indemnifying Person the amount so recovered. Each Indemnified Person shall use its commercially reasonable efforts to obtain recoveries for indemnification claims through any insurance, indemnities, contributions or similar forms of payment available to that Indemnified Person or its Affiliates.

Section 8.5             Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, but in any event no later than 30 Business Days after first becoming aware of such claim, the Indemnified Person shall give written notice to the Indemnifying Person of such claim in accordance herewith (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been materially prejudiced thereby. The Claim Notice shall set forth in reasonable detail (a) the facts and circumstances giving rise to such claim for indemnification, including all relevant supporting documentation, (b) the nature of the Losses suffered or incurred or expected to be suffered or incurred, (c) a reference to the provisions of this Agreement in respect of which such Losses have been suffered or incurred or are expected to be suffered or incurred, and (d) such other information as may be necessary for the Indemnifying Person to determine that the limitations in this Article VIII (including the limitations set forth in Section 8.4) have been satisfied or do not apply.

Section 8.6              Notice of Third Party Claims; Assumption of Defense.

The Indemnified Person shall give a Claim Notice (in the form contemplated by Section 8.5) as promptly as is reasonably practicable, but in any event no later than 30 days after receiving notice thereof, to the Indemnifying Person of the assertion of any claims, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnity may be sought under this Agreement (a “Third Party Claim”); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VIII except to the extent (if any) that the Indemnifying Person shall have been materially prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such Third Party Claim and (b) upon written notice to the Indemnified Person, within twenty (20) days of receipt of a Claim Notice for such Third Party Claim that contains all of the detail required pursuant to Section 8.5, assume the defense thereof with counsel of its own choice that is reasonably satisfactory to the Indemnified Person, but only if (i) the Indemnifying Person notifies the Indemnified Person in writing within twenty (20) days after receipt of such Claim Notice for such Third Party Claim that the Indemnifying Person will indemnify the Indemnified Person from and against any Losses the Indemnified Person may suffer resulting from, arising out of, relating to, or caused by such Third Party Claim, without any reservation of rights, (ii) the Third Party Claim (x) involves only money damages that would not reasonably be expected to exceed the maximum liability of the Indemnifying Person hereunder and does not seek an injunction or other equitable relief and (y) does not involve criminal or quasi-criminal allegations against the Indemnified Person or an environmental, health or safety matter, and (iii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently and in good faith. In the event of such assumption, the Indemnifying Person shall be permitted to settle or compromise such Third Party Claim without the prior written consent of the Indemnified Person; provided, however, that the Indemnified Person’s consent shall be required if such settlement or judgment (A) imposed any injunctive or equitable relief or other restriction against any Indemnified Person, (B) does not include as a term thereof the giving by the Person(s) asserting such claim to the Indemnified Persons an unconditional release from all liability with respect to such claim, with prejudice, (C) does not by it terms obligate the Indemnifying Person to pay the full amount of the Losses arising out of, related to or in connection with such claim or (D) requires any Indemnified Person to admit any fault or wrongdoing. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third Party Claim, all of the Parties shall cooperate in the defense or prosecution thereof, including making available all witnesses, pertinent records, materials and information in the Indemnified Person’s possession or under the Indemnified Person’s control relating thereto (or in the possession or control of any of its Representatives) as is reasonably requested by the Indemnifying Person or its counsel.

Section 8.7              Settlement or Compromise. If the Indemnifying Person elects not to assume the defense of the Third Party Claim, is not permitted to assume the defense of the Third Party Claim by reason of Section 8.6, fails to notify the Indemnified Person of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Third Party Claim, the Indemnified Person may pay, compromise or defend such Third Party Claim at the sole cost and expense of the Indemnifying Person if the Indemnifying Person is determined to be liable to the Indemnified Party hereunder; provided, however, that whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.8              Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 8.2 or 8.3 shall be treated by Seller and Purchaser as an adjustment to the Purchase Price.

Section 8.9              Limits on Indemnification.

(a)            A Purchaser Indemnified Party shall not be entitled to make an indemnification claim under Section 8.2(a) (other than for breaches of Seller Fundamental Representations) or for a Mortgage Representation Breach (other than for breaches of Section 4.01 or 4.02 of the Security and Mortgage Agreement) unless and until the aggregate amount of all Losses suffered by the Purchaser Indemnified Parties under Section 8.2(a) or for a Mortgage Representation Breach exceeds $1,150,000 (the “Basket”), in which event the Indemnifying Person shall be required to pay or be liable for all Losses in excess of the Basket.

(b)            A Seller Indemnified Party shall not be entitled to make an indemnification claim under Section 8.3(a) (other than for breaches of Purchaser Fundamental Representations) unless and until the aggregate amount of all Losses suffered by the Seller Indemnified Parties under Section 8.3(a) exceeds the Basket, in which event the Indemnifying Person shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)            The aggregate amount required to be paid by an Indemnifying Person to the Purchaser Indemnified Parties under Section 8.2(a) (other than for breaches of Seller Fundamental Representations) or for a Mortgage Representation Breach (other than for breaches of Section 4.01 or 4.02 of the Security and Mortgage Agreement) shall not exceed $23,000,000.

(d)            The aggregate amount required to be paid by an Indemnifying Person to the Seller Indemnified Parties under Section 8.3(a) (other than for breaches of Purchaser Fundamental Representations) shall not exceed $23,000,000.

(e)            Without limiting the generality of the foregoing, any indemnification claim or series of indemnification claims arising under Section 8.2(a) or Section 8.3(a), as applicable, or for a Mortgage Representation Breach, in each case involving Losses of less than $25,000 (the “Hurdle”) shall not be entitled to indemnification under Section 8.2(a) or Section 8.3(a), as applicable, or the last paragraph of Section 8.2(a) and shall not count toward satisfaction of the Basket; provided that the Hurdle shall not apply to Losses arising from any breaches of Seller Fundamental Representations or Purchaser Fundamental Representations, as applicable, or breaches of Section 4.01 or 4.02 of the Security and Mortgage Agreement.

(f)            The rights of the Indemnified Person to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Indemnified Person may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by the Indemnified Person.

Section 8.10           Exclusive Remedy. Except (i) as specifically provided for in Section 10.15, (ii) as contemplated under Section 2.6(f) or (iii) for matters based on Fraud, following the Closing, the Parties acknowledge and agree the provisions of this Article VIII set forth the exclusive rights and remedies of the Parties and Indemnified Persons to seek or obtain damages or any other remedy or relief whatsoever from any Party or Indemnifying Person with respect to matters arising under or in connection with this Agreement.

ARTICLE IX
TERMINATION

Section 9.1              Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Purchaser and Seller, which consent shall have been approved by the action of their respective boards of directors;

(b)            by Purchaser or Seller, if any Governmental Authority shall have issued an Order, or there shall have been enacted any Law, in each case, permanently preventing or prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable or such Law remains in effect; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if such Party has not complied with its obligations under this Agreement to use commercially reasonable best efforts to contest, appeal and remove such Order or if the issuance of such Order or occurrence of such other action was primarily due to the failure of such Party to perform its obligations under this Agreement (which failure constitutes a material breach of this Agreement);

(c)            by Purchaser or Seller, if the Closing shall not have been consummated prior to September 1, 2022 (as such date may be extended pursuant to the second proviso below or pursuant to Section 10.15, the “Outside Termination Date”); provided that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the failure of the Closing to occur on or before such date was primarily due to the failure of such Party to perform any of its obligations under this Agreement (which failure constitutes a material breach of this Agreement); provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 6.1(c) are the only conditions in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, Seller or Purchaser may unilaterally extend the Outside Termination Date to December 31, 2022, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

(d)            by Purchaser, if (i) there has been a breach by Seller of any representation, warranty, covenant or agreement set forth in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) 60 days after the giving of written notice to Seller of such breach and (B) the Outside Termination Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e)            by Seller, if (i) there has been a breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) 60 days after the giving of written notice to Purchaser of such breach and (B) the Outside Termination Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if Seller is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(f)            by Purchaser pursuant to Section 4.11; or

(g)            by Purchaser or Seller if there shall have been a CFIUS Turndown.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than clause (a) hereof) shall give written notice of such termination to the other Party in accordance with Section 10.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2              Effect of Termination.

(a)            In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 9.1 or if the Closing does not occur prior to the Down Payments Repayment Date, Seller shall, no later than the date that is 14 days after the earlier to occur of (x) the Down Payments Repayment Date and (y) after the date of termination of this Agreement, repay to Purchaser an aggregate amount equal to the Down Payments, plus interest accruing on such amount, at an annual interest rate of five percent, from the date of funding of the applicable Down Payment until the date of such repayment.

(b)            In the event of termination of this Agreement pursuant Section 9.1(g) as a result of a CFIUS Turndown described in clause (b) of the definition thereof, Purchaser shall pay Seller a termination fee of $2,300,000 (the “CFIUS Termination Fee”) as soon as reasonably as practicable and in any event no later than fifteen (15) Business Days after such termination of this Agreement; provided, that if the Secured Obligations have not been repaid to Purchaser on the date the CFIUS Termination Fee is payable by Purchaser hereunder, in lieu of Purchaser making a payment of the CFIUS Termination Fee to Seller, the amount of Secured Obligations repayable to Purchaser shall instead automatically be reduced by the amount of the CFIUS Termination Fee.

(c)            In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or Seller, except that (a) the provisions of Section 4.6, the last paragraph of Section 8.2, this Section 9.2 and Article X shall survive termination and (b) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement or for Fraud.

ARTICLE X
MISCELLANEOUS

Section 10.1           Expenses. Except as otherwise contemplated by Section 2.6, Section 4.3(c), Section 4.8(a), Section 4.9(b), Section 6.3 and Section 8.6, and except that all fees, costs and expenses associated with the Title Commitments and the Title Policies shall be paid by Seller each Party shall bear its own fees and expenses with respect to the transactions contemplated hereby.

Section 10.2            Amendment and Waiver. Except as provided in this Article X, the failure of a Party at any time to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right to enforce the same at a later time. Unless otherwise provided herein, this Agreement may not be amended or waived except in a written instrument signed by the Parties and which references the specific section of this Agreement which is to be amended or waived. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. All other attempted amendments or waivers shall be of no effect, regardless of their formality, consideration or detrimental reliance.

Section 10.3            Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) or electronic mail (read receipt requested, with confirmation not to be unreasonably withheld, conditioned or delayed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)	If to Purchaser, addressed as follows:

Foxconn EV Technology, Inc.

4568 Mayfield Rd

Ste 204

Cleveland, OH 44121

Attention: Jerry Hsiao and Steven Yu

Emails: jerry.hsiao@foxconn.com; stevenyu@foxconn.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attention: Mike Huang
Email: mikehuang@paulhastings.com

(ii)	If to Seller, addressed as follows:

Lordstown Motors Corp.
2300 Hallock Young Road
Lordstown, Ohio 44481
Attention: CEO
Email: dan.ninivaggi@lordstownmotors.com

with a copy to (which shall not constitute notice):

Baker & Hostetler LLP
127 Public Square, Suite 2000
Cleveland, Ohio 44114
Attention: Melissa Leonard
Email: mleonard@bakerlaw.com

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

Section 10.4            Payments in Dollars. All payments pursuant hereto shall be made by wire transfer in Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever except as expressly provided herein.

Section 10.5            Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by any Party without the written consent of the other Party, other than to an Affiliate of the assigning Party (but no such assignment shall relieve the assigning Party of its obligations hereunder). Any purported assignment in violation of this Agreement shall be null and void ab initio.

Section 10.6            No Third Party Beneficiaries or Admissions. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and, to the extent provided herein, their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or constitute or be construed as an admission, concession or waiver by any of the Parties as to Persons that are not party to this Agreement. Without limiting the preceding sentence, no provision of Article V or any other provision of this Agreement shall create any third party beneficiary or other rights in any person employed at any time by any of the Parties (including any beneficiary or dependent of any such person) in respect of continued employment with either Purchaser or any of its Affiliates; and no provision of Article V or any other provision of this Agreement shall create any such rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Seller Benefit Plan or any Purchaser Benefit Plan; and no term, provision or definition set forth in this Agreement shall constitute or be construed as an admission, concession or waiver by any of the Parties in relation to any charge, complaint, grievance, lawsuit or other Proceedings of any kind between any of the Parties or their Affiliates and any person employed at any time by any of the Parties or their Affiliates (including any beneficiary or dependent of any such person).

Section 10.7           Publicity. No public announcement or other publicity regarding the existence of this Agreement or the Related Agreements or its or their contents or the transactions contemplated hereby or thereby shall be made by either Party or any of its Representatives without the prior written consent of the other Parties (in their sole and absolute discretion), including as to form, content, timing and manner of distribution or publication. Each Party agrees, and shall cause its Representatives, to hold confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 10.7 shall prevent a Party or any of its Affiliates or any other Person from making any public announcement or disclosure required by Law or the rules of any stock exchange. If a Party or any of its Affiliates determines on the written advice of counsel that it (or its Affiliate) is required to make such an announcement or disclosure, then such Party will so notify the other Parties a minimum of 48 hours prior to the announcement or disclosure and (a) consult with such other Parties on the form and content of the announcement or disclosure; (b) if applicable, seek (or allow such other Parties to seek) confidential treatment for part or all of the announcement or disclosure; and (c) announce or disclose only those matters that are legally required to be announced or disclosed.

Section 10.8            Further Assurances. On and after the Closing, each Party shall execute and deliver to any other Party such assignments and other instruments as may be reasonably requested by such other Party and are required to effectuate the transactions contemplated by this Agreement.

Section 10.9           Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 10.10          Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede and replace any and all prior agreements, arrangements and understandings, written or oral, between the Parties relating to the subject matter hereof.

Section 10.11          Language. The Parties agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against any Party. The Parties and their respective counsel have reviewed and negotiated the terms of this Agreement.

Section 10.12         Intentionally Omitted.

Section 10.13         Applicable Law. This Agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal laws of the State of Delaware, including its statute of limitations, without regard to any laws or rules, including any borrowing statute, that would result in the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

Section 10.14          Jurisdiction of Disputes; Waiver of Jury Trial.

(a)            Each Party hereby: (i) agrees that any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby shall be brought exclusively in a court of competent jurisdiction located in the State of Delaware, sitting in Wilmington, Delaware, whether a state or federal court; (ii) consents and submits to personal jurisdiction in connection with any such Proceeding in any such court described in clause (a) of this Section 10.14 and to service of process upon it in accordance with the rules and statutes governing service of process; (iii) waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum; and (iv) agrees that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law.

(b)            Each Party irrevocably and absolutely waives the right to a trial by jury in any dispute in connection with, arising under or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby and agrees to take any and all action necessary or appropriate to effect such waiver.

Section 10.15          Equitable Relief. Each of the Parties acknowledges that, in the event of any non-performance or breach of this Agreement, the non-performing or non-breaching Party, as the case may be, would be immediately and irreparably harmed by such non-performance or breach and could not be made whole by monetary damages. It is accordingly agreed that, with respect to any such non-performance or breach, each Party (a) shall waive, in any action for equitable relief (including specific performance, injunctive relief and any other equitable remedy), the defense of adequate remedy at law and (b) shall, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), be entitled to equitable relief (including the compelling of specific performance of this Agreement, injunctive relief and any other equitable remedy) with no obligation to prove actual damages or post any bond in connection therewith, in any action instituted in accordance with Section 10.14. Without limiting the generality of the foregoing, the Parties agree that Seller shall be entitled to enforce specifically Purchaser’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Closing Payment and the Closing Reimbursement Payment). The Parties agree that they will not contest the appropriateness of specific performance as a remedy. If, prior to the Outside Termination Date, any Party brings any Proceeding to prevent a breach or breaches of this Agreement, the Outside Termination Date shall be automatically extended (i) for the period during which such Proceeding is pending, plus ten Business Days after the termination of such Proceeding (or of any appeal from, or of the right to appeal from, any judgment entered in such Proceeding, if such period is longer) or (ii) by such other time period established by the court presiding over such Proceeding.

Section 10.16         Counterparts. This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.17          Brokers. Each Party shall indemnify the other Party and its Affiliates against, be liable to the other Party and its Affiliates for and hold the other Party and its Affiliates harmless from, any and all Losses incurred or suffered by each such Person for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by such indemnifying Party or any of its Affiliates (or claiming to have been retained or engaged thereby) in respect of the transactions contemplated by this Agreement.

Section 10.18          Guaranty of Purchaser’s Obligations.

(a)            Guarantor hereby unconditionally and irrevocably guarantees to Seller the due and punctual payment, performance and observance by Purchaser (and any permitted assignees thereof) of any and all of Purchaser’s (or such permitted assignee’s) obligations pursuant to this Agreement (collectively, the “Purchaser Guaranteed Obligations”). The liability of Guarantor under this guaranty will not be released or diminished by any variation of the Purchaser Guaranteed Obligations or by any delay by Seller in seeking performance of the Purchaser Guaranteed Obligations or by any granting of time for such performance.

(b)            This is a guarantee of payment and performance. Should Purchaser default in the discharge or performance or observance of all or any portion of the Purchaser Guaranteed Obligations, Guarantor shall immediately pay or perform and satisfy the Purchaser Guaranteed Obligations so that the same benefits are conferred on Seller as it would have received if the Purchaser Guaranteed Obligations had been duly paid, performed and satisfied by Purchaser.

(c)            Seller shall not be obligated to file any claim relating to the Purchaser Guaranteed Obligations in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Seller to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment to Seller in respect of the Purchaser Guaranteed Obligations is rescinded or otherwise returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to the Purchaser Guaranteed Obligations as if such payment had not been made.

(d)            This guaranty is a continuing guarantee and accordingly is to remain in force until all the Purchaser Guaranteed Obligations have been performed or satisfied.

(e)            As a separate and independent stipulation, Guarantor acknowledges, confirms and agrees that any Purchaser Guaranteed Obligation that is or becomes unenforceable against, or not capable of recovery from, Purchaser by reason of any legal limitation, disability or incapacity on or of Purchaser or any other facts or circumstances will nevertheless be enforceable against and recoverable from Guarantor as though the same had been incurred by Guarantor and Guarantor was the sole or principal obligor in respect of that Purchaser Guaranteed Obligation, and Guarantor shall immediately pay or perform the Purchaser Guaranteed Obligations. Without limiting the generality of the foregoing, Guarantor hereby waives: (A) notice of acceptance of this guaranty, and of the creation or existence of any of the Purchaser Guaranteed Obligations and of any action by Seller in reliance hereon or in connection herewith; (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Purchaser Guaranteed Obligations; and (C) any requirement that suit be brought against, or any other action by Seller be taken against, Purchaser or any other Person, or that any other action be taken or not taken as a condition to such Guarantor’s liability for the Purchaser Guaranteed Obligations or as a condition to the enforcement of this guaranty or the Purchaser Guaranteed Obligations against Guarantor, including, without limitation, any right for exclusion or separation of Purchaser’s assets, other than as contemplated in this Agreement.

(f)            Guarantor represents and warrants to Seller as follows: (a) Guarantor is an exempted company validly existing and in good standing under the laws of the Cayman Islands and has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by Guarantor has been duly authorized by all necessary organizational action, and no other proceedings or actions on the part of Guarantor are necessary therefor; (c) this Agreement constitutes the legal, valid and binding obligation of Guarantor, and is enforceable against Guarantor in accordance with its terms, subject to Enforceability Limitations; and (d) it has sufficient funds available to pay and perform all of the Purchaser Guaranteed Obligations. Guarantor agrees that it will maintain sufficient funds available to pay and perform all of the Purchaser Guaranteed Obligations and it will not make any distribution to any of its equityholders to the extent that at the time of the distribution, after giving effect to the distribution, the liabilities of Guarantor exceed the fair value of the assets of Guarantor.

Section 10.19          Guaranty of Seller’s Obligations.

(a)            Parent hereby unconditionally and irrevocably guarantees to Purchaser the due and punctual payment, performance and observance by Seller (and any permitted assignees thereof) of any and all of Seller’s (or such permitted assignee’s) obligations pursuant to this Agreement (collectively, the “Seller Guaranteed Obligations”). The liability of Parent under this guaranty will not be released or diminished by any variation of the Seller Guaranteed Obligations or by any delay by Purchaser in seeking performance of the Seller Guaranteed Obligations or by any granting of time for such performance.

(b)            This is a guarantee of payment and performance. Should Seller default in the discharge or performance or observance of all or any portion of the Seller Guaranteed Obligations, Parent shall immediately pay or perform and satisfy the Seller Guaranteed Obligations so that the same benefits are conferred on Purchaser as it would have received if the Seller Guaranteed Obligations had been duly paid, performed and satisfied by Seller.

(c)            Purchaser shall not be obligated to file any claim relating to the Seller Guaranteed Obligations in the event that Seller becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Purchaser to so file shall not affect Parent’s obligations hereunder. In the event that any payment to Purchaser in respect of the Seller Guaranteed Obligations is rescinded or otherwise returned for any reason whatsoever, Parent shall remain liable hereunder with respect to the Seller Guaranteed Obligations as if such payment had not been made.

(d)            This guaranty is a continuing guarantee and accordingly is to remain in force until all the Seller Guaranteed Obligations have been performed or satisfied.

(e)            As a separate and independent stipulation, Parent acknowledges, confirms and agrees that any Seller Guaranteed Obligation that is or becomes unenforceable against, or not capable of recovery from, Seller by reason of any legal limitation, disability or incapacity on or of Seller or any other facts or circumstances will nevertheless be enforceable against and recoverable from Parent as though the same had been incurred by Parent and Parent was the sole or principal obligor in respect of that Seller Guaranteed Obligation, and Parent shall immediately pay or perform the Seller Guaranteed Obligations. Without limiting the generality of the foregoing, Parent hereby waives: (A) notice of acceptance of this guaranty, and of the creation or existence of any of the Seller Guaranteed Obligations and of any action by Purchaser in reliance hereon or in connection herewith; (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Seller Guaranteed Obligations; and (C) any requirement that suit be brought against, or any other action by Purchaser be taken against, Seller or any other Person, or that any other action be taken or not taken as a condition to such Parent’s liability for the Seller Guaranteed Obligations or as a condition to the enforcement of this guaranty or the Seller Guaranteed Obligations against Parent, including, without limitation, any right for exclusion or separation of Seller’s assets, other than as contemplated in this Agreement.

(f)            Parent represents and warrants to Purchaser as follows: (a) Parent is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by Parent has been duly authorized by all necessary organizational action, and no other proceedings or actions on the part of Parent are necessary therefor; and (c) this Agreement constitutes the legal, valid and binding obligation of Parent, and is enforceable against Parent in accordance with its terms, subject to Enforceability Limitations. Parent agrees that it will not make any distribution to any of its equityholders to the extent that at the time of the distribution, after giving effect to the distribution, the liabilities of Parent exceed the fair value of the assets of Parent.

*      *      *      *      *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

FOXCONN EV TECHNOLOGY, INC.

By:	/s/ Jerry Hsiao
Name:	Jerry Hsiao
Title:	Chief Product Officer

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

LORDSTOWN EV CORPORATION

By:	/s/ Daniel Ninivaggi
Name:	Daniel Ninivaggi
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Solely for purposes of Section 4.7 and Section 10.19:

LORDSTOWN MOTORS CORP.

By:	/s/ Daniel Ninivaggi
Name:	Daniel Ninivaggi
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Solely for purposes of Section 10.18:

FOXCONN (FAR EAST) LIMITED

By:	/s/ Huang Teh-Tsai
Name:	Huang Teh-Tsai
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]